Exhibit 10.1

601 CITY CENTER

OAKLAND, CALIFORNIA

OFFICE LEASE

601 CITY CENTER LLC,

a Delaware limited liability company,

Landlord

and

CRA INTERNATIONAL, INC.,

a Massachusetts corporation,

Tenant

DATED AS OF: June 18, 2019

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44.	No Offer	30
45.	Real Estate Brokers	30
46.	Consents and Approvals	30
47.	Reserved Rights	31
48.	Financial Statements	31
49.	Intentionally Deleted	31
50.	Nondisclosure of Lease Terms	31
51.	Hazardous Substance Disclosure	31
52.	Signage Rights	32
53.	Parking	32
54.	Transportation Management	33
55.	Renovation of the Real Property and Other Improvements	33
56.	Quiet Enjoyment	33
57.	No Discrimination	34
58.	CASp Inspection	34
59.	Renewal Option	34
60.	Project Amenities	35

EXHIBITS:
A - Outline of Premises
B - Rules and Regulations
C - Landlord’s Work
D - Form of Letter of Credit
E - Affiliate Waiver, Indemnity and Acknowledgment

ii

LEASE

THIS LEASE is made as of the 18 day of June, 2019, between 601 CITY CENTER LLC, a Delaware limited liability company (“Landlord”), and CRA INTERNATIONAL, INC., a Massachusetts corporation (“Tenant”).

1.     Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, on the terms and conditions set forth herein, the space outlined on the attached Exhibit A (the “Premises”). The Premises are located on the floor(s) specified in Paragraph 2 below of the building (the “Building”) located at 601 12th Street, Oakland, California, and known as 601 City Center.  The Building, the underground parking garage (the “Parking Facility”), the outside plaza areas and the land upon which all of the foregoing are located (the “Land”) and the improvements thereon are referred to herein collectively as the “Real Property.”

Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators, mechanical, electrical and plumbing systems (and related pipes, conduits, chases, etc.) serving the Building and other public portions of the Building, as well as the common areas of the other portions of the Real Property that are pertinent to Tenant’s occupancy and use of the Premises (collectively, the “Common Areas”).  Tenant shall comply with all recorded covenants, conditions and restrictions currently or hereinafter affecting the Real Property and agrees that this Lease shall be subject and subordinate thereto.  All of the windows and outside walls of the Premises and any space in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and Landlord shall have rights of access through the Premises for the purpose of operating, maintaining and repairing the same.

2.     Certain Basic Lease Terms. As used herein, the following terms shall have the meaning specified below:

a.     Floor(s) on which the Premises are located: All of the rentable area of the fifteenth (15th) floor of the Building. The Premises are designated as Suite 1500.   Landlord and Tenant agree that for the purpose of this Lease, the Premises shall be deemed to contain 27,831 rentable square feet of space, which measurement is in accordance with the BOMA Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1-2017 (the “BOMA Standard”).  The Premises shall not be remeasured during the initial Lease term, but may be remeasured at the commencement of the Renewal Term (as defined in Paragraph 59 below) in accordance with the standard of measurement then in effect for the Building.

b.     Lease term: The term of this Lease shall be ten (10) years and eleven (11) months, commencing on October 1, 2019 (the “Commencement Date”), and ending on August 31, 2030 (the “Expiration Date”).

c.     Monthly Rent:  The amounts set forth below for the respective periods:

Applicable Period	Annual rate per RSF	Monthly Rent
10/1/19 through 8/31/20	0	0
9/1/20 through 8/31/21	$64.00	$148,432.00
9/1/21 through 8/31/22	$65.92	$152,884.96
9/1/22 through 8/31/23	$67.90	$157,477.07
9/1/23 through 8/31 24	$69.94	$162,208.34
9/1/24 through 8/31/25	$72.04	$167,078.77
9/1/25 through 8/31/26	$74.20	$172,088.35
9/1/26 through 8/31/27	$76.43	$177,260.28
9/1/27 through 8/31/28	$78.72	$182,571.36
9/1/28 through 8/31/29	$81.08	$188,044.79
9/1/29 through 8/31/30	$83.51	$193,680.57

d.     Security: Letter of Credit in the amount of One Hundred Ninety-Five Thousand Dollars ($195,000.00).

e.     Tenant’s Share:  4.5594%, which percentage is calculated by dividing the 27,831 rentable square footage of the Premises by the 610,414 rentable square footage of the Building.

f.     Base Year:  The calendar year 2020.

Base Tax Year:  Fiscal tax year ending June 30, 2021.

g.     Initial contemplated business use of Premises:  General office and administrative use for global consulting and professional services firm.  (Paragraph 8.a. below sets forth the permitted uses of the Premises.)

h.     Real estate broker(s):  Cushman & Wakefield (representing Landlord) and CBRE (representing Tenant).

3.             Term; Delivery of Possession of Premises.

a.     Term.  The term of this Lease shall commence on the Commencement Date (as defined in Paragraph 2.b.) and, unless sooner terminated pursuant to the terms hereof or at law, shall expire on the Expiration Date (as defined in Paragraph 2.b.).   Upon either party’s request after the Commencement Date, Landlord and Tenant shall execute a letter in substantially the form of Exhibit C attached hereto confirming the Commencement Date, Rent Commencement Date and the Expiration Date.

b.     Delivery of Possession.  Landlord shall deliver the Premises to Tenant in Delivery Condition (as defined in Paragraph 4.a. below) on or before the scheduled Commencement Date in Paragraph 2.b. above (with the date Landlord actually delivers the Premises to Tenant in Delivery Condition being referred to below as the “Delivery Date”).  Notwithstanding the foregoing, except as otherwise expressly provided below, in the event of any delay in the delivery of the Premises to Tenant in Delivery Condition on or before the scheduled Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom, but Landlord shall use commercially reasonable and diligent efforts to deliver the Premises to Tenant in Delivery Condition as soon as reasonably possible following the scheduled Commencement Date and the Commencement Date shall be modified to be the date Landlord so delivers possession of the Premises to Tenant in Delivery Condition and the Rent Commencement Date (and rent payment periods) and Expiration Date shall be proportionately adjusted to reflect the modification of the Commencement Date, and the parties shall execute an amendment to this Lease confirming such modifications.

Notwithstanding the foregoing, if the Delivery Date has not occurred on or before the date fifteen (15) days following the scheduled Commencement Date (the “Rent Abatement Trigger Date”) (which Rent Abatement Trigger Date shall be extended by the length of any delay in the Delivery Date that results from Force Majeure, as defined beow), then, as Tenant’s sole remedy, commencing on the date payments of Monthly Rent commence under Paragraphs 2.c. and 5 hereof, Tenant shall receive one (1) day of Monthly Rent abatement for each day beyond the Rent Abatement Trigger Date (as the same may have been extended pursuant to the foregoing) that the Delivery Date did not occur.   Further, notwithstanding anything to the contrary above, if the Delivery Date has not occurred by the date that is sixty (60) days after the scheduled Commencement Date (the “Termination Trigger Date”) (which Termination Trigger Date shall be extended by the length of any delay in the Delivery Date that results from Force Majeure, provided that extensions of the Termination Trigger Date on account of  Force Majeure may not exceed ninety (90) days), Tenant, as Tenant’s sole remedy, may notify Landlord in writing that Tenant elects to terminate this Lease effective as of the date ten (10) Business Days following the date of such written notice, and, if the Delivery Date does not occur on or before the end of such ten (10) Business Day period, this Lease shall terminate; provided, however, if Tenant does not terminate the Lease pursuant to the foregoing, Tenant shall still be entitled to obtain the rent credit provided for above in this grammatical paragraph.

c.     Force Majeure.  The term “Force Majeure” as used hereinafter shall mean strikes, lockout, labor disputes, shortages of material or labor, fire or other casualty, acts of God or any other cause beyond the commercially reasonable control of the party whose performance under this Lease is hindered by the Force Majeure event, but shall in no event include inability to perform due to economic reasons.

4.             Premises “As Is”.

a.  Delivery Condition; Landlord’s Work.  Except as otherwise expressly provided in this Paragraph 4, Tenant shall accept the Premises with the work described in attached Exhibit C (“Landlord’s Work”) Substantially Completed, but otherwise in its as-is condition (“Delivery Condition”).   Landlord’s Work shall be deemed “Substantially Completed” when Landlord’s Work has been completed in accordance with Exhibit C and all Legal Requirements applicable thereto have been met (including Landlord obtaining any required governmental approvals required in connection with such work), subject only to the correction or completion of “punch list”

items, which items shall be limited to minor items of incomplete or defective work or materials or mechanical maladjustments that are of such a nature that the lack of completion does not materially interfere with or impair Tenant’s ability to commence and complete the Initial Alterations and, upon completion of the Initial Alterations to obtain a certificate of occupancy or equivalent.  Landlord shall promptly complete any punch list items.

b. Initial Alterations; Plans.

i.     Initial Alterations.  The parties acknowledge that Tenant shall make alterations and improvements to the Premises following the delivery of the Premises to Tenant in Delivery Condition and prior to commencing business therein (the “Initial Alterations”). The construction of the Initial Alterations shall be governed by Paragraph 9 below, except that, with regard to the Initial Alterations only, the Alteration Operations Fee provided for in Paragraph 9.a. below shall be two and one-half percent (2 ½%) of the hard construction costs of the Initial Alterations, but not more than a total of Two Dollars ($2.00) per rentable square feet of the Premises.  The aforementioned Alteration Operations Fee shall also constitute payment for access, elevator usage and loading docks during normal construction hours, and water and electricity for the customary construction of the Initial Alterations.  The general contractor selected by Tenant to construct the Initial Alterations, and reasonably approved by Landlord pursuant to Paragraph 9.a. below, is referred to hereinafter as “Tenant’s Contractor.” Without limitation of any provision herein, the Initial Alterations shall include the installation of sub-meters for the measurement of electricity consumed at the Premises.

In no event shall Tenant or Tenant’s Contractor be given access to the Premises for purposes of constructing the Initial Alterations until the plans therefor have been approved by Landlord and Tenant and Tenant has delivered to Landlord the insurance certificates required by Landlord in connection with the work (as required in the first sentence of the third grammatical paragraph of Paragraph 9.a. below) and required under Paragraph 15 below.  If Landlord is prepared to deliver the Premises to Tenant, but Tenant is not given access to the Premises for the purposes of constructing the Initial Alterations because the conditions of the immediately preceding sentence have not been satisfied, then for purposes of Paragraph 3.b. above, Landlord shall be deemed to have delivered the Premises to Tenant in Delivery Condition on the date that Landlord was prepared to so deliver the Premises to Tenant, notwithstanding the fact that Tenant and Tenant’s Contractor are not permitted access for purposes of construction until the aforementioned conditions are satisfied.

ii.    Plans; Change Orders.  The provisions of Paragraph 9.a. below shall apply to the plans and specifications for the Initial Alterations and Landlord’s review and approval thereof.  As a supplement to, but without limitation of the foregoing, Landlord shall advise Tenant in writing within ten (10) days after Landlord’s receipt from Tenant of space plans or construction drawings for the Initial Alterations (or revisions to such plans or drawings previously reviewed by Landlord) if the submitted documents are approved or are unsatisfactory or incomplete in any respect (Landlord’s approval not to be unreasonably withheld, conditioned or delayed).  This process will continue until the subject plans are fully approved in writing by Landlord, provided that, in the case of submitted revisions to previously reviewed plans, Landlord shall endeavor in good faith to shorten the review period to five (5) Business Days.  The final coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings, in form  sufficient for Tenant’s Contractor to obtain subcontractors bids on the work and to obtain all applicable permits for the work, as approved in writing by Landlord and Tenant, are referred to hereinafter as the “Construction Drawings.”  If, after approval of the Construction Drawings, Tenant desires to make modifications to the Construction Drawings, Tenant shall submit the applicable plan revisions to Landlord and Landlord will endeavor to approve or disapprove of the proposed revisions in writing (Landlord’s approval no to be unreasonably withheld or conditioned) within five (5) Business Days, but Landlord shall, in any event, provide its written approval or disapproval within ten (10) days following delivery of the proposed revisions to Landlord.

c.             Alterations Allowance; Disbursement Procedure.

i.    Notwithstanding anything to the contrary in Paragraph 9 below, Landlord shall contribute toward the cost of the construction and installation of the Initial Alterations (including, without limitation, Tenant’s Contractor’s fee and the Alteration Operations Fee) the sum of Two Million Six Hundred Forty-Three Thousand Nine Hundred Forty-Five Dollars ($2,643,945.00) (which is Ninety-Five Dollars ($95.00) per rentable square foot of the Premises) (the “Alterations Allowance”), with not more than Two Hundred Seventy-Eight Thousand Three Hundred Ten Dollars ($278,310.00) (which is Ten Dollars ($10.00) per rentable square foot of the Premises) to be applied to the costs of design, space planning, consultants and construction drawings. No portion of the Alterations Allowance may be applied to equipment, trade fixtures, moving expenses, furniture, signage or free rent.  Further, Tenant shall not be entitled to receive (and Landlord shall have no obligation to disburse) all or any portion of the Alterations Allowance if Tenant is in default under the Lease at the time Tenant requests such disbursement; provided, however, that if Landlord did not make a disbursement because Tenant was then in default under this Lease, Landlord shall make the disbursement at such time as the default is cured, provided that all other conditions for the disbursement hereunder have been met.  Notwithstanding anything to the contrary in this Paragraph 4.c.i., the Alterations Allowance shall be available for disbursement pursuant to the terms hereof during the eighteen (18) month period commencing on the Commencement Date (the “Allowance Availability Period”).  Accordingly, if any portion of the Alterations Allowance has not been utilized (and Tenant has not submitted to Landlord invoices evidencing such costs) prior to the end of the Allowance Availability Period, such unused portion of the Alterations Allowance shall be forfeited by Tenant.

Tenant acknowledges that the Alterations Allowance is to be applied to Initial Alterations covering the entire Premises outlined in Exhibit A.  The foregoing shall not be deemed to require Tenant to improve all portions of the Premises in the same manner or to the same level of finish, but all portions of the Premises shall be improved in a reasonable manner appropriate for office space, including electrical, HVAC, lighting, floor covering and wall covering consistent with the balance of the Premises.

ii.    Disbursement of Alterations Allowance .  Landlord shall disburse the Alterations Allowance directly to Tenant, Tenant’s Contractor and/or to the applicable subcontractors, as specified by Tenant.  Landlord’s disbursements shall be on a monthly basis and shall be made within thirty (30) days after Landlord’s receipt of (A) invoices of Tenant’s Contractor to be furnished to Landlord by Tenant covering work actually performed, construction in place and materials delivered to the site (as may be applicable) describing in reasonable detail such work, construction and/or materials, (B) a certificate from Tenant’s architect certifying that the work evidenced by such invoices has been performed in accordance with the Construction Drawings, (C) conditional lien waivers executed by Tenant’s Contractor, subcontractors or suppliers, as applicable, for their portion of the work covered by the requested disbursement, and (D) unconditional lien waivers executed by Tenant’s Contractor and the persons and entities performing the work or supplying the materials covered by Landlord’s previous disbursements for the work or materials covered by such previous disbursements (all such waivers to be in the forms prescribed by the applicable governmental codes).  No payment will be made for materials or supplies not located in the Premises.  Landlord may withhold the amount of any and all retentions provided for in original contracts or subcontracts until expiration of the applicable lien periods or Landlord’s receipt of unconditional lien waivers and full releases upon final payment (in the form prescribed by the applicable governmental codes) from Tenant’s Contractor and all subcontractors and suppliers involved in the Initial Alterations.

Tenant shall pay for all costs of the construction of the Initial Alterations in excess of the Alterations Allowance (the “Excess Cost”).  Based on the estimated cost of the construction of the Initial Alterations, as shown on the budget for the construction of the Initial Alterations (as reasonably approved by Landlord and Tenant) (the “Estimated Costs”), the pro-rata share of the Estimated Costs payable by Landlord and Tenant shall be determined and an appropriate percentage share established for each (a “Share of Costs”).  Tenant and Landlord shall fund the cost of the construction (including the applicable portion of the applicable fees) as the same is performed, in accordance with their respective Share of Costs for the construction, with such payments being made directly to Tenant’s Contractor and/or the applicable subcontractors.  At such time as the Alterations Allowance has been entirely disbursed, Tenant shall pay the remaining Excess Cost, if any, directly to Tenant’s Contractor and/or the applicable subcontractors.  Tenant shall furnish to Landlord copies of receipted invoices for all payments made directly by Tenant for the costs of the Initial Alterations and such waivers of lien rights as Landlord may reasonably require.

Notwithstanding anything to the contrary above, Landlord shall retain the Alteration Operations Fee from the Alterations Allowance.

d.  Preliminary Plan Allowance.  In addition to the Alterations Allowance, Landlord shall pay to Tenant or Tenant’s architect (as specified by Tenant) a sum not to exceed $0.15 per rentable square foot of the Premises (which, based on 27,831  RSF for the Premises, totals Four Thousand One Hundred Seventy-Four and 65/100 Dollars ($4,174.65)) (the “Preliminary Plan Allowance”) to reimburse Tenant for Tenant’s costs of obtaining a preliminary space plan for the Premises.  The Preliminary Plan Allowance shall be disbursed by Landlord to Tenant upon Landlord’s receipt from Tenant of a written invoice for such costs in form reasonably acceptable to Landlord.

5.             Monthly Rent.

a.     Commencing as of the Commencement Date, and continuing thereafter on or before the first day of each calendar month during the term hereof, Tenant shall pay to Landlord, as monthly rent for the Premises, the Monthly Rent specified in Paragraph 2 above. If Tenant’s obligation to pay Monthly Rent hereunder commences on a day other than the first day of a calendar month, or if the term of this Lease terminates on a day other than the last day of a calendar month, then the Monthly Rent payable for such partial month shall be appropriately prorated on the basis of a thirty (30)-day month. Monthly Rent and the Additional Rent specified in Paragraph 7 shall be paid by Tenant to Landlord, in advance, without deduction, offset, prior notice or demand, in immediately available funds of lawful money of the United States of America, or by good check as described below, to the lockbox location designated by Landlord, or to such other person or at such other place as Landlord may from time to time designate in writing. Payments made by check must be drawn either on a California financial institution or on a financial institution that is a member of the federal reserve system. Notwithstanding the foregoing, Tenant shall pay to Landlord together with Tenant’s execution of this Lease an amount equal to the Monthly Rent payable under this Paragraph 5.a. for the first full calendar month of the Lease term after Tenant’s obligation to pay Monthly Rent shall have commenced hereunder, which amount shall be applied to the Monthly Rent first due and payable hereunder.

b.     All amounts payable by Tenant to Landlord under this Lease, or otherwise payable in connection with Tenant’s occupancy of the Premises, in addition to the Monthly Rent hereunder and Additional Rent under Paragraph 7, shall constitute rent owed by Tenant to Landlord hereunder.

c.     Any rent not paid by Tenant to Landlord when due shall bear interest from the date due to the date of payment by Tenant at an annual rate of interest (the “Interest Rate”) equal to the lesser of (i) twelve percent (12%) per annum or (ii) the maximum annual interest rate allowed by law on such due date for business loans (not primarily for personal, family or household purposes) not exempt from the usury law. Failure by Tenant to pay rent when due, including any interest accrued under this subparagraph, shall constitute an Event of Default (as defined in Paragraph 25 below) giving rise to all the remedies afforded Landlord under this Lease and at law for nonpayment of rent.

d.     No security or guaranty which may now or hereafter be furnished to Landlord for the payment of rent due hereunder or for the performance by Tenant of the other terms of this Lease shall in any way be a bar or defense to any of Landlord’s remedies under this Lease or at law.

6.             Letter of Credit.  Tenant shall deliver to Landlord concurrently with its execution of this Lease, as security for the performance of Tenant’s covenants and obligations under this Lease, an original irrevocable standby letter of credit (the “Letter of Credit”) in the amount set forth in Paragraph 2.d. above, naming Landlord as beneficiary, which Landlord may draw upon to cure any default under this Lease (or any breach under this Lease where there exist circumstances under which Landlord is enjoined or otherwise prevented by operation of law from giving to Tenant a written notice which would be necessary for such failure of performance to constitute a default under this Lease), or to compensate Landlord for any damage Landlord incurs as a result of Tenant’s failure to perform any of its obligations hereunder.  Any such draw on the Letter of Credit shall not constitute a waiver of any other rights of Landlord with respect to such default or failure to perform. The Letter of Credit shall be issued by a major commercial bank reasonably acceptable to Landlord, with an Oakland or San Francisco, California, service and claim point for the Letter of Credit, have an expiration date not earlier than the sixtieth (60th) day after the Expiration Date (or, in the alternative, have a term of not less than one (1) year and be automatically renewable for an additional one (1) year period unless notice of non-renewal is given by the issuer to Landlord not later than sixty (60) days prior to the expiration thereof) and shall provide that Landlord may make partial and multiple draws thereunder, up to the face amount thereof.  If, at any period while the Letter of Credit is required to be in effect hereunder, the financial condition of the issuing bank materially deteriorates from the financial condition as of the date of Landlord’s initial approval of the bank (as evidenced by a material drop in Standard & Poor’s financial services rating for such bank), then Landlord may, by written notice to Tenant, require that Tenant replace the Letter of Credit with a Letter of Credit issued by a major commercial bank then reasonably acceptable to Landlord. In addition, the Letter of Credit shall provide that, in the event of Landlord’s assignment or other transfer of its interest in this Lease, the Letter of Credit shall be freely transferable by Landlord, without charge and without recourse, to the assignee or transferee of such interest and the bank shall confirm the same to Landlord and such assignee or transferee. The Letter of Credit shall provide for payment to Landlord upon the issuer’s receipt of a sight draft from Landlord together with a statement by Landlord that the requested sum is due and payable from Tenant to Landlord in accordance with the provisions of this Lease, shall be in the form attached hereto as Exhibit D, and otherwise be in form and content satisfactory to Landlord. If the Letter of Credit has an expiration date earlier than sixty (60) days after the Expiration Date, then throughout the term hereof (including any renewal or extension of the term) Tenant shall provide evidence of renewal of the Letter of Credit to Landlord at least sixty (60) days prior to the date the Letter of Credit expires. If Landlord draws on the Letter of Credit pursuant to the terms hereof, Tenant shall immediately replenish the Letter of Credit or provide Landlord with an additional letter of credit conforming to the requirement of this paragraph so that the amount available to Landlord from the Letter of Credit(s) provided hereunder is the amount specified in Paragraph 2.d. above. Tenant’s failure to deliver any replacement, additional or extension of the Letter of Credit, or evidence of renewal of the Letter of Credit, within the time specified under this Lease shall entitle Landlord to draw upon the entire balance of the Letter of Credit then in effect.  If Landlord liquidates the Letter of Credit as provided in the preceding sentence, Landlord shall hold the funds received from the Letter of Credit as security for Tenant’s performance under this Lease, this Paragraph 6 shall be deemed a security agreement for such purposes and for purposes of Division 9 of the California Commercial Code, Landlord shall be deemed to hold a perfected, first priority security interest in such funds, and Tenant does hereby authorize Landlord to file such financing statements or other instruments as Landlord shall deem advisable to further evidence and/or perfect such security interest. Landlord shall not be required to segregate such security deposit from its other funds and no interest shall accrue or be payable to Tenant with respect thereto.  No holder of a Superior Interest (as defined in Paragraph 21 below), nor any purchaser at any judicial or private foreclosure sale of the Real Property or any portion thereof, shall be responsible to Tenant for such security deposit unless and only to the extent such holder or purchaser shall have actually received the same. If Tenant is not in default at the expiration or termination of this Lease, within sixty (60) days thereafter Landlord shall return to Tenant the Letter of Credit or the balance of the security deposit then held by Landlord, as applicable; provided, however, that in no event shall any such return be construed as an admission by Landlord that Tenant has performed all of its covenants and obligations hereunder.  To the extent applicable, Tenant hereby unconditionally and irrevocably waives the benefits and protections of California Civil Code Section 1950.7, and, without limitation of the scope of such waiver, acknowledges that Landlord may use all or any part of the proceeds of the Letter of Credit to compensate Landlord for damages resulting from termination of this Lease and the tenancy created hereunder (including, without limitation, damages recoverable under California Civil Code Section 1951.2).

7.             Additional Rent: Increases in Operating Expenses and Tax Expenses.

a.     Operating Expenses. Tenant shall pay to Landlord, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in the Operating Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Year specified in Paragraph 2.f. above, over the Operating Expenses incurred by Landlord during the Base Year. The amounts payable under this Paragraph 7.a. and Paragraph 7.b. below are termed “Additional Rent” herein.

The term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord in connection with the management, operation, maintenance, repair and ownership of the Real Property, including, without limitation, the following costs: (1) salaries, wages, bonuses and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, life insurance, including group life insurance, welfare and other fringe benefits, and vacation, holidays and other paid absence benefits) relating to employees of Landlord or its agents engaged in the operation, repair, or maintenance of the Real Property; (2) payroll, social security, workers’ compensation, unemployment and similar taxes with respect to such employees of Landlord or its agents, and the cost of providing disability or other benefits imposed by law or otherwise, with respect to such employees; (3) the cost of uniforms (including the cleaning, replacement and pressing thereof) provided to such employees; (4) premiums and other charges incurred by Landlord with respect to fire, other casualty, rent and liability insurance, any other insurance as is deemed necessary or advisable in the reasonable judgment of Landlord, or any insurance required by the holder of any Superior Interest (as defined in Paragraph 21 below), and, after the Base Year, costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy; (5) water charges and sewer rents or fees; (6) license, permit and inspection fees; (7) sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Real Property and Building systems and equipment; (8) telephone, telegraph, postage, stationery supplies and other expenses incurred directly in connection with the operation, maintenance, or repair of the Real Property; (9) management fees not to exceed three percent (3%) of the gross revenues from the Real Property; (10) costs of repairs to and maintenance of the Real Property, including building systems and appurtenances thereto and normal repair and replacement of worn-out equipment, facilities and installations, but excluding the replacement of major building systems (except to the extent provided in (16) and (17) below); (11) fees and expenses for janitorial (excluding janitorial services to the premises of any tenant of the Building), window cleaning, guard, extermination, water treatment, rubbish removal, plumbing and other services and inspection or service contracts for elevator, electrical, mechanical, HVAC and other building equipment and systems or as may otherwise be necessary or proper for the operation, repair or maintenance of the Real Property; (12) costs of supplies, tools, materials, and equipment used in connection with the operation, maintenance or repair of the Real Property; (13) accounting, legal and other professional fees and expenses; (14) fees and expenses for painting the exterior or the public or Common Areas of the Building and the cost of maintaining the sidewalks, landscaping and other Common Areas of the Real Property; (15) costs and expenses for electricity, chilled water, air conditioning, water for heating, gas, fuel, steam, heat, lights, power and other energy related utilities required in connection with the operation, maintenance and repair of the Real Property, excluding electricity provided to the premises of tenants of the Building and any other of the foregoing utilities to the extent provided to premises of tenants of the Building if Tenant pays directly for such utilities that are consumed in the Premises;  (16) the cost of any capital improvements made by Landlord to the Real Property or capital assets acquired by Landlord in order to comply with any local, state or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively, “Legal Requirements” and individually “Legal Requirement”) with which the Real Property was not required to comply during the Base Year, or to comply with any amendment or other change to the enactment or interpretation of any Legal Requirement from its enactment or interpretation during the Base Year; (17) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord after the Base Year for the protection of the health and safety of the occupants of the Real Property or that are designed to reduce other Operating Expenses (“Cost-Saving Capital Expenditures”) (provided, however, that, with regard to Cost-Saving Capital Expenditures, the costs thereof may only be included in Operating Expenses if, at the time such costs were incurred, Landlord reasonably anticipated (and upon Tenant’s written request, Landlord shall deliver to Tenant a written statement and explanation of Landlord’s calculation of the anticipated savings) that the annual saving in Operating Expenses that would result from such expenditure would be equal to or exceed the annual amortized amount of the cost to be included in Operating Expenses pursuant to this Paragraph 7.a.); (18) the cost of furniture, draperies, carpeting, landscaping and other customary and ordinary items of personal property (excluding paintings, sculptures and other works of art) provided by Landlord for use in Common Areas of the Building or the Real Property or in the Building office (to the extent that such Building office is dedicated to the operation and management of the Real Property); provided, however, that leasing or rental costs of a rotating or other art program for the Common Areas of the Building or the Real Property shall be included in Operating Expenses; (19) any expenses and costs resulting from substitution of work, labor, material or services in lieu of any of the above itemizations; (20) costs attributable to the Project Amenities (as defined in Paragraph 60 below); and (21) Building office rent or rental value.  If the Real Property is or becomes subject to any covenants, conditions or restrictions, reciprocal easement agreement, common area declaration or similar agreement, then Operating Expenses shall include all fees, costs or other expenses allocated to the Real Property under such agreement.  With respect to the costs of items included in Operating Expenses under (16) and (17), such costs shall be amortized over a reasonable period, as reasonably determined by Landlord in accordance with generally accepted property management practices, together with interest on the unamortized balance at a rate per annum equal to three (3) percentage points over the six-month United States Treasury bill rate in effect at the time such item is constructed or acquired, or at such higher rate as may have been paid by Landlord on funds borrowed for the purpose of constructing or acquiring such item, but in either case not more than the maximum rate permitted by law at the time such item is constructed or acquired.

Operating Expenses shall not include the following: (i) depreciation on the Building or equipment or systems therein; (ii) debt service; (iii) rental under any ground or underlying lease; (iv) interest (except as expressly provided in this Paragraph 7.a.); (v) Tax Expenses (as defined in Paragraph 7.b. below); (vi) attorneys’ fees and expenses incurred in connection with lease negotiations with prospective or existing Building tenants; (vii) the cost (including any amortization thereof) of any improvements or alterations which would be properly classified as capital expenditures according to generally accepted property management practices (except to the extent expressly included in Operating Expenses pursuant to this Paragraph 7.a.); (viii) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants; (ix) wages, salaries, benefits or other similar compensation paid to executive employees of Landlord or Landlord’s agents above the rank of regional property manager or the cost of labor and employees with respect to personnel not located at the Building on a full-time basis unless such costs are appropriately allocated between the Building and the other responsibilities of such personnel; (x) advertising; (xi) real estate broker’s or other leasing commissions, or (xii) costs directly and solely attributable to the Parking Facility, including, without limitation, payroll for clerks, attendants, book keeping, parking, insurance premiums, parking management fees, parking tickets, janitorial services, striping and painting of surfaces (provided, however, that the cost of providing utilities to the Parking Facility shall be included in Operating Expenses).

b.     Tax Expenses.  Tenant shall pay to Landlord as Additional Rent under this Lease, at the times hereinafter set forth, Tenant’s Share, as specified in Paragraph 2.e. above, of any increase in Tax Expenses (as defined below) incurred by Landlord in each calendar year subsequent to the Base Tax Year specified in Paragraph 2.f. above, over Tax Expenses incurred by Landlord during the Base Tax Year.  Notwithstanding anything to the contrary herein, if Landlord receives a Proposition 8 reduction in Tax Expenses for the Base Tax Year, then Tax Expenses for the Base Tax Year and any subsequent year shall be computed as if no Proposition 8 tax reduction was obtained during the Base Year and any subsequent year.

The term “Tax Expenses” shall mean all taxes, assessments (whether general or special), excises, transit charges, housing fund assessments or other housing charges, improvement districts, levies or fees, ordinary or extraordinary, unforeseen as well as foreseen, of any kind, which are assessed, levied, charged, confirmed or imposed on the Real Property, on Landlord with respect to the Real Property, on the act of entering into leases of space in the Real Property, on the use or occupancy of the Real Property or any part thereof, with respect to services or utilities consumed in the use, occupancy or operation of the Real Property, on any improvements, fixtures and equipment and other personal property of Landlord located in the Real Property and used in connection with the operation of the Real Property, or on or measured by the rent payable under this Lease or in connection with the business of renting space in the Real Property, including, without limitation, any gross income tax or excise tax levied with respect to the receipt of such rent, by the United States of America, the State of California, the County of Alameda, the City of Oakland, any political subdivision, public corporation, district or other political or public entity or public authority, and shall also include any other tax, fee or other excise, however described, which may be levied or assessed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Tax Expense. Tax Expenses shall include reasonable attorneys’ and professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Tax Expenses.  The last sentence of the immediately preceding grammatical paragraph notwithstanding (but not in limitation thereof) if Tax Expenses are reduced by reason of such contest in respect of any calendar year for which Tenant paid Tenant’s Share of any increase in Tax Expenses (or refund thereof if the Term shall have since expired), Tenant shall be entitled to Tenant’s share of such reduction or abatement by way of credit against Tenant’s future obligation to pay Tenant’s share of increases in Tax Expenses.  If it shall not be lawful for Tenant to reimburse Landlord for any increase in Tax Expenses as defined herein, the Monthly Rent payable to Landlord prior to the imposition of such increases in Tax Expenses shall be increased to net Landlord the same net Monthly Rent after imposition of such increases in Tax Expenses as would have been received by Landlord prior to the imposition of such increases in Tax Expenses.

Tax Expenses shall not include income, franchise, transfer, inheritance or capital stock taxes, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other charge which would otherwise constitute a Tax Expense calculated as if the Building were the only property owned by Landlord.

c.     Adjustment for Occupancy Factor; Allocation of Operating Expenses and Tax Expenses. Notwithstanding any other provision herein to the contrary, in the event the Building is not fully occupied during the Base Year or any calendar year during the term, an adjustment shall be made by Landlord in computing Operating Expenses which vary with occupancy for such year so that the Operating Expenses shall be computed for such year as though the Building had been fully occupied during such year. In addition, if any particular work or service includable in Operating Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. The parties agree that statements in this Lease to the effect that Landlord is to perform certain of its obligations hereunder at its own or sole cost and expense shall not be interpreted as excluding any cost from Operating Expenses or Tax Expenses if such cost is an Operating Expense or Tax Expense pursuant to the terms of this Lease.

Landlord shall have the right to equitably allocate some or all of Operating Expenses among particular classes or groups of tenants in the Building (for example, retail tenants) to reflect Landlord’s good faith determination that measurably different amounts or types of services, work or benefits associated with Operating Expenses are being provided to or conferred upon such classes or groups. The allocations of Operating Expenses by Landlord under this grammatical paragraph are sometimes referred to herein as “Cost Pools.”  If Cost Pools are created by Landlord under this grammatical paragraph, Tenant shall pay Tenant’s Share of the Operating Expenses for each such Cost Pool in which Tenant is a member.

d.     Intention Regarding Expense Pass-Through.  It is the intention of Landlord and Tenant that the Monthly Rent paid to Landlord throughout the term of this Lease shall be absolutely net of all increases, respectively, in Tax Expenses and Operating Expenses over, respectively, Tax Expenses for the Base Year and Operating Expenses for the Base Year, and the foregoing provisions of this Paragraph 7 are intended to so provide.

e.     Notice and Payment. On or before the first day of each calendar year during the term hereof subsequent to the Base Year or as soon as practicable thereafter, Landlord shall give to Tenant notice of Landlord’s estimate of the Additional Rent, if any, payable by Tenant pursuant to Paragraphs 7.a. and 7.b. for such calendar year subsequent to the Base Year. On or before the first day of each month during each such subsequent calendar year, Tenant shall pay to Landlord one-twelfth (1/12th) of the estimated Additional Rent; provided, however, that if Landlord’s notice is not given prior to the first day of any calendar year Tenant shall continue to pay Additional Rent on the basis of the prior year’s estimate until the month after Landlord’s notice is given. If at any time it appears to Landlord that the Additional Rent payable under Paragraphs 7.a. and/or 7.b. will vary from Landlord’s estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon the revised estimate. On the first monthly payment date after any new estimate is delivered to Tenant, Tenant shall also pay any accrued cost increases, based on such new estimate.

f.     Annual Accounting. Within one hundred fifty (150) days after the close of each calendar year subsequent to the Base Year, or as soon after such one hundred fifty (150)  day period as practicable, Landlord shall deliver to Tenant a statement of the Additional Rent payable under Paragraphs 7.a. and 7.b. for such year. If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above exceeded Tenant’s obligations for the calendar year, Landlord shall credit the excess to the next succeeding installments of estimated Additional Rent or, following the expiration or termination of this Lease, Landlord shall refund such excess to Tenant promptly upon determining the amount thereof.  If the annual statement shows that Tenant’s payments of Additional Rent for such calendar year pursuant to Paragraph 7.e. above were less than Tenant’s obligation for the calendar year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of such statement.  Even though the Lease term has expired and Tenant has vacated the Premises, when the final determination is made regarding Additional Rent for the calendar year in which this Lease terminated, the foregoing procedure shall continue to apply.

Landlord’s annual statement shall be final and binding upon Landlord and Tenant unless either party, within four (4) months after Tenant’s receipt thereof, shall contest or correct, as applicable, any item therein by giving written notice to the other, specifying each item contested or corrected, as applicable, and the reason therefor. Landlord and Tenant shall endeavor in good faith to resolve any issues raised by Tenant with regard to Operating Expenses and Taxes Expenses covered by the annual statement and, in connection therewith, Landlord shall provide Tenant with pertinent information reasonably required for Tenant to review the contested items covered by the annual statement.  Notwithstanding the foregoing, Tenant’s right to contest any portion of the annual statement shall be conditioned upon (i) Tenant having paid the total amounts billed by Landlord under this Paragraph 7 within the time stipulated in Paragraph 7.e. above and this Paragraph 7.f. for payment (including, without limitation, the contested amounts) and (ii) Tenant executing a non-disclosure agreement on Landlord’s customary form providing for Tenant to keep confidential the information delivered to Tenant and the results of any such contest or any action taken by Landlord in response thereto.  If Tenant’s challenge of an annual statement results in the agreement by Landlord and Tenant that there was an aggregate overstatement of Operating Expenses of five percent (5%) or more (or, in the absence of such agreement, such overstatement is confirmed by a court of competent jurisdiction or such other dispute resolution mechanism as to which the parties mutually agree in writing), then Landlord shall bear Tenant’s reasonable out of pocket costs of conducting the challenge. Notwithstanding anything to the contrary above, the Tax Expenses included in any such annual statement may be modified by any subsequent adjustment or retroactive application of Tax Expenses by the taxing authority affecting the calculation of such Tax Expenses.

g.     Proration for Partial Lease Year. If this Lease commences on a day other than the first day of a calendar year or terminates on a day other than the last day of a calendar year, the Additional Rent payable by Tenant pursuant to this Paragraph 7 applicable to the such partial calendar year shall be prorated on the basis that the number of days of such partial calendar year bears to three hundred sixty (360).

8.             Use of Premises; Compliance with Law.

a.     Use of Premises. The Premises may be used solely for general and administrative offices and supporting space for the initially contemplated use by Tenant described in Paragraph 2.g. above or for any other general office, administrative and support use consistent with the operation of the Building as a first-class office building,  provided in no event may the use of the Premises be changed to (1) a use which materially increases the operating costs for the Building, the burden on the Building services, or the foot traffic, elevator usage or security concerns in the Building, or which creates an increased probability of the comfort and/or safety of the Landlord or other tenants of the Building being compromised or reduced, or (2) use as a school or training facility, an entertainment, sports or recreation facility, retail sales to the public, a personnel or employment agency, an office or facility of any governmental or quasi-governmental agency or authority, a place of public assembly (including without limitation a meeting center, theater or public forum), any use by or affiliation with a foreign government (including without limitation an embassy or consulate or similar office), or a facility for the provision of social, welfare or clinical health services or sleeping accommodations (whether temporary, daytime or overnight), or (3) a use which may conflict with any exclusive uses granted to other tenants of the Real Property, or with the terms of any easement, covenant, condition or restriction, or other agreement affecting the Real Property that is recorded in the country records or of which Tenant is otherwise made aware.

Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property, nor bring or keep anything therein, which would in any way subject Landlord, Landlord’s agents or the holder of any Superior Interest (as defined in Paragraph 21) to any liability, increase the premium rate of or affect any fire, casualty, liability, rent or other insurance relating to the Real Property or any of the contents of the Building, or cause a cancellation of, or give rise to any defense by the insurer to any claim under, or conflict with, any policies for such insurance. If any act or omission of Tenant results in any such increase in premium rates, Tenant shall pay to Landlord upon demand the amount of such increase. Tenant shall not do or suffer or permit anything to be done in or about the Premises or the Real Property which will in any way obstruct or interfere with the rights of other tenants or occupants of the Real Property or injure or annoy them, or use or suffer or permit the Premises to be used for any immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain, suffer or permit any nuisance in, on or about the Premises or the Real Property. Without limiting the foregoing, no loudspeakers or other similar device which can be heard outside the Premises shall, without the prior written approval of Landlord, be used in or about the Premises. Tenant shall not commit or suffer to be committed any waste in, to or about the Premises. Landlord may from time to time conduct fire and life safety training for tenants of the Building, including evacuation drills and similar procedures. Tenant agrees to participate in such activities as reasonably requested by Landlord.

Subject to applicable Legal Requirements, Tenant agrees not to employ any person, entity or contractor for any work in the Premises (including moving Tenant’s equipment and furnishings in, out or around the Premises) whose presence may give rise to a labor or other disturbance in the Building and, if necessary to prevent such a disturbance in a particular situation because the subject work is customarily performed in the vicinity of the Real Property by union labor, Landlord may require Tenant to employ union labor for the work.

b.     Compliance with Law. Tenant shall not do or permit anything to be done in or about the Premises which will in any way conflict with any Legal Requirement (as defined in Paragraph 7.a. item (16) above) now in force or which may hereafter be enacted. Tenant, at its sole cost and expense, shall promptly comply with all such present and future Legal Requirements relating to the condition, use or occupancy of the Premises (including, without limitation, those regarding accessibility), and shall perform all work to the Premises or other portions of the Real Property required to effect such compliance (or, at Landlord’s election, Landlord may perform such work at Tenant’s cost).  Without limitation of the foregoing, Tenant shall be responsible for installing CO2 sensors in all rooms of the Premises that have a design occupant density greater than or equal to 25 people per 1,000 square feet (40 square feet per person), provided that (x) if the total square footage of all dense space is less than 5% of total occupied square footage, the foregoing requirement shall be inapplicable and (y) rooms smaller than 150 square feet are also exempt from such requirement.

Notwithstanding the foregoing, however, Tenant shall not be required to perform any structural changes to the Premises or any changes (structural or otherwise) to other portions of the Real Property unless such changes are related to or affected or triggered by (i) Tenant’s Alterations (as defined in Paragraph 9 below) including, without limitation, the Initial Alterations, (ii) Tenant’s particular use of the Premises (as opposed to Tenant’s use of the Premises for general office purposes in a normal and customary manner), or (iii) Tenant’s particular employees or employment practices. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any Legal Requirement shall be conclusive of that fact as between Landlord and Tenant. Tenant shall immediately furnish Landlord with any notices received from any insurance company or governmental agency or inspection bureau regarding any unsafe or unlawful conditions within the Premises or the violation of any Legal Requirement.  Upon Landlord’s written request, Tenant shall deliver to Landlord, in form reasonably acceptable to Landlord, information relating to Tenant’s electricity consumption at the Premises or any other matter related to Tenant’s occupancy to the extent such requested information is required in order for Landlord to comply with reporting requirements imposed upon Landlord by any federal, state or local law regarding energy use or any other matter.

c.     Hazardous Materials. Tenant shall not cause or permit the storage, use, generation, release, handling or disposal (collectively, “Handling”) of any Hazardous Materials (as defined below), in, on, or about the Premises or the Real Property by Tenant or any agents, employees, contractors, licensees, subtenants, customers, guests or invitees of Tenant (collectively with Tenant, “Tenant Parties,” and each individually, a “Tenant Party”), except that Tenant shall be permitted to use normal quantities of office supplies or products (such as copier fluids or cleaning supplies) customarily used in the conduct of general business office activities (“Common Office Chemicals”), provided that the Handling of such Common Office Chemicals shall comply at all times with all Legal Requirements, including Hazardous Materials Laws (as defined below). Notwithstanding anything to the contrary contained herein, however, in no event shall Tenant permit any usage of Common Office Chemicals in a manner that may cause the Premises or the Real Property to be contaminated by any Hazardous Materials or in violation of any Hazardous Materials Laws. Tenant shall immediately advise Landlord in writing of (a) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed, or threatened pursuant to any Hazardous Materials Laws relating to any Hazardous Materials affecting the Premises; and (b) all claims made or threatened by any third party against Tenant, Landlord, the Premises or the Real Property relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Materials on or about the Premises. Without Landlord’s prior written consent, Tenant shall not take any remedial action or enter into any agreements or settlements in response to the presence of any Hazardous Materials in, on, or about the Premises. Tenant shall be solely responsible for and shall indemnify, defend and hold Landlord and all other Indemnitees (as defined in Paragraph 14.b. below), harmless from and against all Claims (as defined in Paragraph 14.b. below), arising out of or in connection with, or otherwise relating to (i) any Handling of Hazardous Materials by any Tenant Party or Tenant’s breach of its obligations hereunder, or (ii) any removal, cleanup, or restoration work and materials necessary to return the Real Property or any other property of whatever nature located on the Real Property to their condition existing prior to the Handling of Hazardous Materials in, on or about the Premises by any Tenant Party. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. For purposes of this Lease, “Hazardous Materials” means any explosive, radioactive materials, hazardous wastes, or hazardous substances, including without limitation asbestos containing materials, PCB’s, CFC’s, or substances defined as “hazardous substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601-9657; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801-1812; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901-6987; or any other Legal Requirement regulating, relating to, or imposing liability or standards of conduct concerning any such materials or substances now or at any time hereafter in effect (collectively, “Hazardous Materials Laws”).

d.     Applicability of Paragraph. The provisions of this Paragraph 8 are for the benefit of Landlord, the holder of any Superior Interest (as defined in Paragraph 21 below), and the other Indemnitees only and are not nor shall they be construed to be for the benefit of any tenant or occupant of the Building.

9.             Alterations and Restoration.

a.     Tenant shall not make or permit to be made any alterations, modifications, additions, decorations or improvements to the Premises, or any other work whatsoever that would directly or indirectly involve the penetration or removal (whether permanent or temporary) of, or require access through, in, under, or above any floor, wall or ceiling, or surface or covering thereof in the Premises (collectively, “Alterations”), except as expressly provided in this Paragraph 9. If Tenant desires any Alteration, Tenant must obtain Landlord’s prior written approval of such Alteration, which approval shall not be unreasonably withheld, conditioned or delayed.

All Alterations shall be made at Tenant’s sole cost and expense (including the expense of complying with all present and future Legal Requirements and any other work required to be performed in other areas within or outside the Premises by reason of the Alterations). Tenant shall either (i) arrange for Landlord to perform the work on terms and conditions acceptable to Landlord and Tenant, each in its sole discretion or (ii) bid the project out to contractors approved by Landlord in writing in advance (which approval shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with a copy of the information submitted to bidders at such time as the bidders receive their copy. Regardless of the contractors who perform the work pursuant to the above, Tenant shall pay Landlord on demand prior to or during the course of such construction an amount (the “Alteration Operations Fee”) equal to three percent (3%) of the total cost of the Alteration (and for purposes of calculating the Alteration Operations Fee, such cost shall include architectural and engineering fees, but shall not include permit fees) as compensation to Landlord for Landlord’s internal review of Tenant’s Plans and general oversight of the construction (which oversight shall be solely for the benefit of Landlord and shall in no event be a substitute for Tenant’s obligation to retain such project management or other services as shall be necessary to ensure that the work is performed properly and in accordance with the requirements of this Lease). Tenant shall also reimburse Landlord for Landlord’s expenses such as electrical energy consumed in connection with the work, freight elevator operation, additional cleaning expenses, additional security services, fees and charges paid to third party architects, engineers and other consultants for review of the work and the plans and specifications with respect thereto and to monitor contractor compliance with Building construction requirements, and for other miscellaneous costs incurred by Landlord as result of the work.  Upon the completion of an Alteration, Tenant shall notify Landlord in writing of the total cost of the Alteration.

All such work shall be performed diligently and in a first-class workmanlike manner and in accordance with plans and specifications approved by Landlord, shall be performed by contractors approved by Landlord, and shall comply with all Legal Requirements and Landlord’s construction standards, procedures, conditions and requirements for the Building as in effect from time to time (including Landlord’s reasonable requirements relating to insurance and contractor qualifications).  To the extent applicable, and without limitation of the foregoing, Tenant shall cause a timely Notice of Completion to be recorded in the office of the Recorder of Alameda County in accordance with the California Civil Code or any successor code.  Tenant shall deliver to Landlord, within thirty (30) days following the completion of the Alterations, a copy of as-built drawings of the Alterations in a form acceptable to Landlord. Default by Tenant in the payment of any sums agreed to be paid by Tenant for or in connection with an Alteration (regardless of whether such agreement is pursuant to this Paragraph 9 or separate instrument) shall entitle Landlord to all the same remedies as for non-payment of rent hereunder. Any Alterations, including, without limitation, moveable partitions that are affixed to the Premises (but excluding moveable, free standing partitions) and all carpeting, shall at once become part of the Building and the property of Landlord. Tenant shall give Landlord not less than ten (10) days prior written notice of the date the construction of the Alteration is to commence. Landlord may post and record an appropriate notice of non-responsibility with respect to any Alteration and Tenant shall maintain any such notices posted by Landlord in or on the Premises.  Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of proposed Alterations and naming Landlord as a co-obligee.

b.     At Landlord’s sole election, any or all Alterations made for or by Tenant shall be removed by Tenant from the Premises at the expiration or sooner termination of this Lease and the Premises shall be restored by Tenant to their condition prior to the making of the Alterations, ordinary wear and tear excepted.  Upon Tenant’s express written request making specific reference to this Paragraph 9.b., Landlord shall advise Tenant at the time of Landlord’s approval of any Alteration requested by Tenant whether Landlord will require the removal of the Alteration and restoration of the Premises to its previous condition (ordinary wear and tear excepted) at the expiration or sooner termination of this Lease. The removal of the Alterations required to be removed pursuant to the foregoing and the restoration of the Premises shall be performed by a general contractor selected by Tenant and approved by Landlord, in which event Tenant shall pay the general contractor’s fees and costs in connection with such work. Any separate work letter or other agreement which is hereafter entered into between Landlord and Tenant pertaining to Alterations shall be deemed to automatically incorporate the terms of this Lease without the necessity for further reference thereto.

10.          Repair.

a.             By taking possession of the Premises, Tenant agrees that the Premises are in good condition and repair.  Tenant, at Tenant’s sole cost and expense, shall keep the Premises and every part thereof (including the interior walls and ceilings of the Premises, those portions of the Building systems located within and exclusively serving the Premises, and improvements and Alterations, and including, without limitation, dishwashers, garbage disposals, and insta-hot dispensers) in good condition and repair (subject to ordinary wear and tear); provided that Tenant shall not be responsible for repairs to the extent such repairs are (i) necessitated by the negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors, or (ii) Landlord’s obligations pursuant to Paragraph 10.b. below. Tenant waives all rights to make repairs at the expense of Landlord as provided by any Legal Requirement now or hereafter in effect. It is specifically understood and agreed that, except as specifically set forth in this Lease, Landlord has no obligation and has made no promises to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant. Tenant hereby waives the provisions of California Civil Code Sections 1932(1), 1941 and 1942 and of any similar Legal Requirement now or hereafter in effect.

b.             Repairs to the Premises due to fire, earthquake, acts of God or the elements shall be governed by Paragraph 26 below, and repairs to the Premises due to a governmental taking shall be governed by Paragraph 27 below. Landlord shall (1) repair the Premises if they are damaged due to item (i) described in Paragraph 10.a. above (subject to Paragraph 16 below), and (2) repair and maintain in good condition and repair the structural portions of the Building and all Building systems, including plumbing, heating, electrical, life safety and other systems installed or furnished by Landlord (other than the portions of those systems that are Tenant’s responsibility to maintain and repair pursuant to Paragraph 10.a. above), provided that, if repairs under this item (2) are necessitated by the negligence or deliberate misconduct of Tenant or Tenant’s agents, employees or contractors, then Tenant shall reimburse Landlord for the cost of such repair to the extent Landlord is not reimbursed therefor by insurance. Landlord shall in no event be obligated to repair any wear and tear to the Premises.

11.          Abandonment. Tenant shall not abandon the Premises or any part thereof at any time during the term hereof. Tenant’s mere vacating of the Premises during the term hereof shall not constitute an abandonment under this Lease nor an Event of Default so long as Tenant continues to pay Monthly Rent, Additional Rent and all other sums due Landlord under this Lease and maintains the insurance coverage required pursuant to Paragraph 15 of this Lease. Upon the expiration or earlier termination of this Lease, or if Tenant abandons or surrenders all or any part of the Premises or is dispossessed of the Premises by process of law, or otherwise, any movable furniture, equipment, trade fixtures, or other personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and, whether or not the property is deemed abandoned, Landlord shall have the right to remove such property from the Premises and charge Tenant for the removal and any restoration of the Premises as provided in Paragraph 9.   Landlord may charge Tenant for the storage

of Tenant’s property left on the Premises at such rates as Landlord may from time to time reasonably determine, or, Landlord may, at its option, store Tenant’s property in a public warehouse at Tenant’s expense. Notwithstanding the foregoing, neither the provisions of this Paragraph 11 nor any other provision of this Lease shall impose upon Landlord any obligation to care for or preserve any of Tenant’s property left upon the Premises, and Tenant hereby waives and releases Landlord from any claim or liability in connection with the removal of such property from the Premises and the storage thereof and specifically waives the provisions of California Civil Code Section 1542 with respect to such release. Landlord’s action or inaction with regard to the provisions of this Paragraph 11 shall not be construed as a waiver of Landlord’s right to require Tenant to remove its property, restore any damage to the Premises and the Building caused by such removal, and make any restoration required pursuant to Paragraph 9 above.

12.          Liens. Tenant shall not permit any mechanic’s, materialman’s or other liens arising out of work performed at the Premises by or on behalf of Tenant to be filed against the fee of the Real Property nor against Tenant’s interest in the Premises. Landlord shall have the right to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, Landlord may, upon ten (10) days’ written notice to Tenant, without waiving its rights based on such breach by Tenant and without releasing Tenant from any obligations hereunder, pay and satisfy the same and in such event the sums so paid by Landlord shall be due and payable by Tenant immediately without notice or demand, with interest from the date paid by Landlord through the date Tenant pays Landlord, at the Interest Rate. Tenant agrees to indemnify, defend and hold Landlord and the other Indemnitees (as defined in Paragraph 14.b. below) harmless from and against any Claims (as defined in Paragraph 14.b. below) for mechanics’, materialmen’s or other liens in connection with any Alterations, repairs or any work performed, materials furnished or obligations incurred by or for Tenant.

13.          Assignment and Subletting.

a.     Landlord’s Consent. Landlord’s and Tenant’s agreement with regard to Tenant’s right to transfer all or part of its interest in the Premises is as expressly set forth in this Paragraph 13. Tenant agrees that, except upon Landlord’s prior written consent, which consent shall not (subject to Landlord’s rights under Paragraph 13.d. below) be unreasonably withheld, conditioned or delayed, neither this Lease nor all or any part of the leasehold interest created hereby shall, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant or Tenant’s legal representatives or successors in interest (collectively, an “assignment”) and neither the Premises nor any part thereof shall be sublet or be used or occupied for any purpose by anyone other than Tenant (collectively, a “sublease”). Any assignment or subletting without Landlord’s prior written consent shall, at Landlord’s option, be void and shall constitute an Event of Default entitling Landlord to terminate this Lease and to exercise all other remedies available to Landlord under this Lease and at law.

The parties hereto agree and acknowledge that, among other circumstances for which Landlord may reasonably withhold its consent to an assignment or sublease, it shall be reasonable for Landlord to withhold its consent where: (i) the proposed assignee or subtenant (or any person which directly or indirectly controls, is controlled by, or is under common control with the proposed assignee or subtenant) is a current tenant of the Building or has negotiated with Landlord within the preceding one hundred eighty (180) days (or is currently negotiating with Landlord) to lease space in the Real Property; (ii) Landlord disapproves of the proposed assignee’s or subtenant’s reputation or creditworthiness; (iii) Landlord determines that the character of the business that would be conducted by the proposed assignee or subtenant at the Premises, or the manner of conducting such business, would be inconsistent with the character of the Building as a first-class office building; (iv) the proposed assignee or subtenant is an entity or related to an entity with whom Landlord or any affiliate of Landlord has had adverse dealings; (v) the assignment or subletting would involve a change in use from that expressly permitted under Paragraph 8.a. above or any other provisions of this Lease; (vi) Landlord determines that the proposed assignee may be unable to perform all of Tenant’s obligations under this Lease or the proposed subtenant may be unable to perform all of its obligations under the proposed sublease or (vii) as of the date Tenant requests Landlord’s consent or as of the date Landlord responds thereto, a breach or default by Tenant under this Lease shall have occurred and be continuing.  Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

For purposes of this Paragraph 13, the following events shall be deemed an assignment or sublease, as appropriate:  (i) the issuance of equity interests (whether stock, partnership interests or otherwise) in Tenant or any subtenant or assignee, or any entity controlling any of them, to any person or group of related persons, in a single transaction or a series of related or unrelated transactions, such that, following such issuance, such person or group shall have Control (as defined below) of Tenant or any subtenant or assignee; (ii) a transfer of Control of Tenant or any subtenant or assignee, or any entity controlling any of them, in a single transaction or a series of related or unrelated transactions (including, without limitation, by consolidation, merger, acquisition or reorganization), except that the transfer of outstanding capital stock or other listed equity interests by persons or parties other than “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, through the “over-the-counter” market or any recognized national or international securities exchange, shall not be included in determining whether Control has been transferred; (iii) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (iv) a change or conversion in the form of entity of Tenant, any subtenant or assignee, or any entity controlling any of them, which has the effect of limiting the liability of any of the partners, members or other owners of such entity (provided that this item (iv) is inapplicable to any entity that is a corporation or limited liability company at the time such entity becomes a tenant or subtenant under this Lease); or (v) the agreement by a third party to assume, take over, or reimburse Tenant for, any or all of Tenant’s obligations under this Lease, in order to induce Tenant to lease space with such third party. “Control” shall mean direct or indirect ownership of fifty percent (50%) or more of all of the voting stock of a corporation or fifty percent (50%) or more of the legal or equitable interest in any other business entity, or the power to direct the operations of any entity (by equity ownership, contract or otherwise).

If this Lease is assigned, whether or not in violation of the terms of this Lease, Landlord may collect rent from the assignee. If the Premises or any part thereof is sublet, Landlord may, upon an Event of Default by Tenant hereunder, collect rent from the subtenant. In either event, Landlord may apply the amount collected from the assignee or subtenant to Tenant’s monetary obligations hereunder.

The consent by Landlord to an assignment or subletting hereunder shall not relieve Tenant or any assignee or subtenant from the requirement of obtaining Landlord’s express prior written consent to any other or further assignment or subletting. In no event shall any subtenant be permitted to assign its sublease or to further sublet all or any portion of its subleased premises without Landlord’s prior written consent, which consent may be withheld by Landlord it its sole and absolute discretion. Neither an assignment or subletting nor the collection of rent by Landlord from any person other than Tenant, nor the application of any such rent as provided in this Paragraph 13.a. shall be deemed a waiver of any of the provisions of this Paragraph 13.a. or release Tenant from its obligation to comply with the provisions of this Lease and Tenant shall remain fully and primarily liable for all of Tenant’s obligations under this Lease.

b.     Processing Expenses. Tenant shall pay to Landlord, as Landlord’s cost of processing each proposed assignment or subletting, an amount equal to the sum of (i) Landlord’s reasonable attorneys’ and other professional fees, plus (ii) the sum of One Thousand Dollars ($1,000.00) for the cost of Landlord’s administrative, accounting and clerical time (collectively, “Processing Costs”), and the amount of all direct costs and expenses incurred by Landlord arising from the assignee or sublessee taking occupancy of the subject space (including, without limitation, costs of freight elevator operation for moving of furnishings and trade fixtures, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary herein, Landlord shall not be required to process any request for Landlord’s consent to an assignment or subletting until Tenant has paid to Landlord the amount of Landlord’s estimate of the Processing Costs and all other direct and indirect costs and expenses of Landlord and its agents arising from the assignee or subtenant taking occupancy.

c.     Consideration to Landlord.  In the event of any assignment or sublease, whether or not requiring Landlord’s consent, Landlord shall be entitled to receive, as additional rent hereunder, fifty percent (50%) of any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee or subtenant for the assignment or sublease and, in the case of a sublease, fifty percent (50%) of the excess of the amount of rent paid for the sublet space by the subtenant over the amount of Monthly Rent under Paragraph 5 above and Additional Rent under Paragraph 7 above attributable to the sublet space for the corresponding month; except that Tenant may recapture, on a straight line amortized basis over the term of the sublease or assignment, (i) brokerage commissions paid by Tenant in connection with the subletting or assignment (not to exceed commissions typically paid in the market at the time of such subletting or assignment), (ii) reasonable legal fees incurred by Tenant in connection with such assignment or subletting, not to exceed $2,500.00 for any single assignment or sublease (provided that Tenant shall submit to Landlord evidence reasonably acceptable to Landlord of such legal fees actually paid by Tenant, which evidence shall include copies of the applicable attorney bills, with appropriate redactions as needed) and (iii) any improvement allowance, construction costs, or other market concessions or inducements  incurred by Tenant in connection with the assignment or sublease (collectively the “Assignment or Subletting Costs”), provided that, as a condition to Tenant recapturing the Assignment or Subletting Costs, Tenant shall provide to Landlord, within ninety (90) days of Landlord’s execution of Landlord’s consent to the assignment or subletting (or, if later, ninety (90) days following the commencement date of the assignment or sublease), a reasonably detailed accounting of the Assignment or Subletting Costs and supporting documents, such as receipts and construction invoices. To effect the foregoing, Tenant shall deduct from the monthly amounts received by Tenant from the subtenant or assignee as rent or consideration (i) the Monthly Rent and Additional Rent payable by Tenant to Landlord for the subject space and (ii) the incremental amount, on an amortized basis, of the Assignment or Subletting Costs, and fifty percent (50%) of the then remaining sum shall be paid promptly to Landlord. Upon Landlord’s request, Tenant shall assign to Landlord all amounts to be paid to Tenant by any such subtenant or assignee and that belong to Landlord and shall direct such subtenant or assignee to pay the same directly to Landlord. If there is more than one sublease under this Lease, the amounts (if any) to be paid by Tenant to Landlord pursuant to this Paragraph 13.c. shall be separately calculated for each sublease and amounts due Landlord with regard to any one sublease may not be offset against rental and other consideration pertaining to or due under any other sublease.  Upon Landlord’s request, Tenant shall provide Landlord with a detailed written statement of all sums payable by the assignee or subtenant to Tenant so that Landlord can determine the total sums, if any, due from Tenant to Landlord under this Paragraph 13.c.

d.     Procedures. If Tenant desires to assign this Lease or any interest therein or sublet all or part of the Premises, Tenant shall give Landlord written notice thereof and the terms proposed (the “Sublease Notice”), which Sublease Notice shall be accompanied by Tenant’s proposed assignment or sublease agreement (in which the proposed assignee or subtenant shall be named, shall be executed by Tenant and the proposed assignee or subtenant, and which agreement shall otherwise meet the requirements of Paragraph 13.e. below), together with a current financial statement of such proposed assignee or subtenant and any other information reasonably requested by Landlord. Landlord shall, not later than thirty (30) days after receipt of Tenant’s notice, together with the required information and documentation, notify Tenant of Landlord’s selection from the following (i) in the case of an assignment of the Lease or a sublease of the entire Premises, to terminate this Lease in its entirety, or (ii) to approve or reasonably disapprove the proposed assignment or sublease.  Landlord shall have no liability for any real estate brokerage commission(s) or with respect to any of the costs and expenses that Tenant may have incurred in connection with its proposed assignment or subletting, and Tenant agrees to indemnify, defend and hold Landlord and all other Indemnitees harmless from and against any and all Claims (as defined in Paragraph 14.b. below), including, without limitation, claims for commissions, arising from such proposed assignment or subletting. Landlord’s foregoing rights and options shall continue throughout the entire term of this Lease.

e.     Documentation. No permitted assignment or subletting by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of the assignment or sublease which expressly provides that (i) the assignee or subtenant may not further assign this Lease or the sublease, as applicable, or sublet the Premises or any portion thereof, without Landlord’s prior written consent (which, in the case of a further assignment proposed by an assignee of this Lease, shall not be unreasonably withheld, conditioned or delayed, subject to Landlord’s rights under the provisions of this Paragraph 13, and in the case of a subtenant’s assignment of its sublease or further subletting of its subleased premises or any portion thereof, may be withheld, in Landlord’s sole and absolute discretion), (ii) the assignee or subtenant will comply with all of the provisions of this Lease, and Landlord may enforce the Lease provisions directly against such assignee or subtenant, (iii) in the case of an assignment, the assignee assumes all of Tenant’s obligations under this Lease arising on or after the date of the assignment, and (iv) in the case of a sublease, the subtenant agrees to be and remain jointly and severally liable with Tenant for the payment of rent pertaining to the sublet space in the amount set forth in the sublease, and for the performance of all of the terms and provisions of this Lease applicable to the sublet space. In addition to the foregoing, no assignment or sublease by Tenant shall be effective until there has been delivered to Landlord a fully executed counterpart of Landlord’s consent to assignment or consent to sublease form. The failure or refusal of a subtenant or assignee to execute any such instrument shall not release or discharge the subtenant or assignee from its liability as set forth above. Notwithstanding the foregoing, however, no subtenant or assignee shall be permitted to occupy the Premises or any portion thereof unless and until such subtenant or assignee provides Landlord with certificates evidencing that such subtenant or assignee is carrying all insurance coverage required of such subtenant or assignee under this Lease.

f.     No Merger. Without limiting any of the provisions of this Paragraph 13, if Tenant has entered into any subleases of any portion of the Premises, the voluntary or other surrender of this Lease by Tenant, or a mutual cancellation by Landlord and Tenant, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies or, at the option of Landlord, operate as an assignment to Landlord of any or all such subleases or subtenancies. If Landlord does elect that such surrender or cancellation operate as an assignment of such subleases or subtenancies, Landlord shall in no way be liable for any previous act or omission by Tenant under the subleases or for the return of any deposit(s) under the subleases that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification(s) executed without Landlord’s consent or for any advance rental payment by the subtenant in excess of one month’s rent.

g.     Special Transfer Prohibitions.  Notwithstanding anything set forth above to the contrary, Tenant may not (a) sublet the Premises or assign this Lease to any person or entity in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Internal Revenue Code (the “Code”); or (b) sublet the Premises or assign this Lease in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

h.   Affiliates.  Notwithstanding anything to the contrary in Paragraphs 13.a., 13.b., 13.c., 13.d. and 13.e., but subject to Paragraphs 13.f. and 13.g., Landlord’s consent shall not be required for (x) an assignment or sublease to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity), or to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant or Tenant’s parent, or (y) an assignment resulting from (a) a sale of all or substantially all of the assets or beneficial interest of Tenant or (b) a transfer of Control covered under item (i) or (ii) of the third grammatical paragraph of Paragraph 13.a. above (with the resulting assignee or subtenant under (x) or (y) being referred to hereinafter as an “Affiliate”), provided that (i) Landlord receives at least ten (10) days’ prior written notice of the assignment or subletting (or notice promptly following the consummation of such transaction if prior public disclosure would violate a written confidentiality agreement or applicable law), together with evidence that the requirements of this Paragraph 13.h. have been met, (ii) Tenant provides to Landlord written evidence (in written form reasonably acceptable to Landlord) that, after consummation of the subject assignment or sublease, the Affiliate that is the assignee or subtenant will have a net worth sufficient, in Landlord’s reasonable judgment, for the Affiliate to be able to satisfy its obligations under the assignment or sublease, (iii) except in the case of an assignment where the assignor is dissolved as a matter of law following the series of transactions of which the assignment is a part (e.g. a merger), the Affiliate remains an Affiliate for the duration of the subletting or the balance of the term in the event of an assignment, (iv) the Affiliate assumes (in the event of an assignment) in writing all of Tenant’s obligations under this Lease, and agrees (in the event of a sublease) that such subtenant will, at Landlord’s election, attorn directly to Landlord in the event that this Lease is terminated for any reason, (v) Landlord receives a fully executed copy of an assignment or sublease agreement between Tenant and the Affiliate (provided that, if the assignment is the result of a merger or otherwise occurs by operation of law, Tenant shall satisfy this requirement by providing Landlord with copies of the documentation evidencing such merger or other relevant occurrence), (vi) the transaction is for legitimate business purposes unrelated to this Lease and the transaction is not a subterfuge by Tenant to avoid it obligations under this Lease or the restrictions on assignment and subletting contained herein, and (vii) in the case of a sublease, the Affiliate executes and Tenant delivers to Landlord a fully executed counterpart of Landlord’s waiver and acknowledgement form for an Affiliate sublease in the form of attached Exhibit E. In the event of an assignment or sublease to an Affiliate, the Processing Costs provided for in Paragraph 13.b. above shall be limited to Landlord’s reasonable attorney’s fees and the provisions of Paragraph 13.c. above shall be inapplicable.  For avoidance of doubt, the assignment of this Lease to, or a sublease of a portion of the Premises to, an Affiliate in accordance with this Paragraph 13.h. shall not entitle Landlord to terminate this Lease.

14.          Indemnification of Landlord.

a.     Landlord and the holders of any Superior Interest (as defined in Paragraph 21 below) shall not be liable to Tenant and Tenant hereby waives all claims against such parties for any loss, injury or other damage to person or property in or about the Premises or the Real Property from any cause whatsoever, including without limitation, water leakage of any character from the roof, walls, basement, fire sprinklers, appliances, air conditioning, plumbing or other portion of the Premises or the Real Property, or gas, fire, explosion, falling plaster, steam, electricity, or any malfunction within the Premises or the Real Property, or acts of other tenants of the Building; provided, however, that, subject to Paragraph 16 below and to the provisions of Paragraph 28 below regarding exculpation of Landlord from Special Claims, the foregoing waiver shall be inapplicable to any loss, injury or damage resulting directly from Landlord’s gross negligence or willful misconduct.

b.     Tenant shall hold Landlord and the holders of any Superior Interest, and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors and employees (collectively with Landlord, the “Indemnitees”) harmless from and indemnify the Indemnitees against any and all claims, liabilities, damages, costs and expenses, including reasonable attorneys’ fees and costs incurred in defending against the same (collectively, “Claims”), to the extent arising from (a) the acts or omissions of Tenant or any other Tenant Parties (as defined in Paragraph 8.c. above) in, on or about the Real Property, or (b) any construction or other work undertaken by or on behalf of Tenant in, on or about the Premises, whether prior to or during the term of this Lease, or (c) any breach or Event of Default under this Lease by Tenant, or (d) any accident, injury or damage, howsoever and by whomsoever caused, to any person or property, occurring in, on or about the Premises; except to the extent such Claims are caused directly by the negligence or willful misconduct of Landlord or its authorized representatives. In case any action or proceeding be brought against any of the Indemnitees by reason of any such Claim, Tenant, upon notice from Landlord, covenants to resist and defend at Tenant’s sole expense such action or proceeding by counsel reasonably satisfactory to Landlord. The provisions of this Paragraph 14.b. shall survive the expiration or earlier termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.

c.   Landlord shall hold Tenant and the constituent shareholders, partners or other owners thereof, and all of their agents, contractors, servants, officers, directors and employees (collectively, “Tenant’s Indemnitees”) harmless from and indemnify the Tenant’s Indemnitees against any Claim incurred by them in connection with or arising from any injury, illness, or death to any person or damage to any property to the extent such injury, illness, death or damage is caused by the negligence or willful misconduct of Landlord or its agents, contractors, officers, directors or employees.  The provisions of this Paragraph 14.c. shall survive the termination of this Lease with respect to any injury, illness, death or damage occurring prior to such expiration or termination.  In case any action or proceeding is brought against Tenant or any of Tenant’s Indemnitees by reason of any such Claim, Landlord, upon notice from Tenant, covenants to resist and defend at Landlord’s sole expense such action or proceeding by counsel reasonably satisfactory to Tenant.  Notwithstanding anything to the contrary set forth in this Paragraph 14.c. or elsewhere in this Lease, in no event shall Landlord be liable for any consequential or remote damages, or for loss of or damage to artwork, currency, jewelry, bullion, securities or other property in the Premises, not in the nature of ordinary fixtures, furnishings, equipment and other property used in general business office activities and function.

d.   All of the indemnification obligations set forth in this Paragraph 14 are subject to the waiver of subrogation provisions of Paragraph 16 below.

15.          Insurance.

a.     Tenant’s Insurance; Coverage Amounts. Tenant shall, at Tenant’s expense, maintain during the term of this Lease (and, if Tenant occupies or conducts activities in or about the Premises prior to or after the term hereof, then also during such pre-term or post-term period):  (i) commercial general liability insurance including contractual liability coverage, with minimum coverages of Five Million Dollars ($5,000,000.00) per occurrence combined single limit for bodily injury and property damage, Five Million Dollars ($5,000,000.00) for products-completed operations coverage, Five Hundred Thousand Dollars ($500,000.00) damage to rented premises (each occurrence), Five Million Dollars ($5,000,000.00) for personal and advertising injury, with a Five Million Dollars ($5,000,000.00) general aggregate limit, for injuries to, or illness or death of, persons and damage to property occurring in or about the Premises or otherwise resulting from Tenant’s operations in the Building, provided that the foregoing coverage amounts may be provided through any combination of primary and umbrella/excess coverage policies, (ii) property insurance protecting Tenant against loss or damage by fire and such other risks as are insurable under then-available standard forms of “special form” (previously known as “all risk”) insurance policies (excluding earthquake and flood but including water damage and earthquake sprinkler leakage), covering Tenant’s personal property and trade fixtures in or about the Premises or the Real Property, and any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), for the full replacement value thereof without deduction for depreciation; (iii) workers’ compensation insurance in statutory limits; (iv) at least twelve months’ coverage for loss of business income and continuing expenses, providing protection against any peril included within the classification “special form” insurance, excluding earthquake and flood but including water damage and earthquake sprinkler leakage; and (v) if Tenant operates owned, leased or non-owned vehicles on the Real Property, comprehensive automobile liability insurance with a minimum coverage of Two Million Dollars ($2,000,000.00) per occurrence, combined single limit; provided that the foregoing coverage amount may be provided through any combination of primary and umbrella/excess coverage policies. In no event shall any insurance maintained by Tenant hereunder or required to be maintained by Tenant hereunder be deemed to limit or satisfy Tenant’s indemnification or other obligations or liability under this Lease. Landlord reserves the right to increase the foregoing amount of liability coverage from time to time (but not more frequently than once in any three (3) year period for any particular insurance coverage) as Landlord reasonably determines is required to adequately protect Landlord and the other parties designated by Landlord from the matters insured thereby (provided, however, that Landlord makes no representation that the limits of liability required hereunder from time to time shall be adequate to protect Tenant), and to require that Tenant cause any of its contractors, vendors, movers or other parties conducting activities in or about or occupying the Premises to obtain and maintain insurance as reasonably determined by Landlord and as to which Landlord and such other parties designated by Landlord shall be additional insureds.

b.     Policy Form. Each insurance policy required pursuant to Paragraph 15.a. above shall be issued by an insurance company authorized to do business in the State of California and be rated by AM Best not lower than A- VIII.  Tenant shall provide Landlord with not less than thirty (30) days’ prior written notice if an insurance policy obtained by Tenant hereunder is materially changed, cancelled or will be allowed to lapse, and not less than ten (10) days’ prior written notice for such event if due to non-payment of premium. If any of the above policies are subject to deductibles in excess of $25,000.00, the deductible amounts shall not exceed amounts approved in advance in writing by

Landlord.  The liability policies and any umbrella/excess coverage policies carried pursuant to clauses (i) and (v) of Paragraph 15.a. above shall (i) name Landlord and all the other Indemnitees and any other parties designated by Landlord as additional insureds and (ii) provide that the policy and the coverage provided shall be primary and noncontributory with respect to polices carried by Landlord and provide a severability of interests clause.  The property insurance policy carried under item (ii) of Paragraph 15.a. above shall include all waiver of subrogation rights endorsements necessary to affect the provisions of Paragraph 16 below. Each such insurance policy required of Tenant pursuant to this Paragraph 15, or a certificate thereof, shall be delivered to Landlord by Tenant on or before the effective date of such policy and thereafter Tenant shall deliver to Landlord renewal policies or certificates at least five (5) days prior to the expiration dates of expiring policies. If Tenant fails to procure such insurance or to deliver such policies or certificates, Landlord may, at its option, procure the same for Tenant’s account, and the cost thereof shall be paid to Landlord by Tenant upon demand. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

c.     No Implication.  Nothing in this Paragraph 15 shall be construed as creating or implying the existence of (i) any ownership by Tenant of any fixtures, additions, Alterations, or improvements in or to the Premises or (ii) any right on Tenant’s part to make any addition, Alteration or improvement in or to the Premises.

16.          Mutual Waiver of Subrogation Rights. Each party hereto hereby releases the other respective party and, in the case of Tenant as the releasing party, the other Indemnitees, and the respective partners, shareholders, agents, employees, officers, directors and authorized representatives of such released party, from any claims such releasing party may have for damage to the Building, the Premises or any of such releasing party’s fixtures, personal property, improvements and alterations in or about the Premises, the Building or the Real Property that is caused by or results from risks insured against under any “special form” insurance policies actually carried by such releasing party or deemed to be carried by such releasing party; provided, however, that such waiver shall be limited to the extent of the net insurance proceeds payable by the relevant insurance company with respect to such loss or damage (or in the case of deemed coverage, the net proceeds that would have been payable). For purposes of this Paragraph 16, Tenant shall be deemed to be carrying any of the insurance policies required pursuant to Paragraph 15 but not actually carried by Tenant, and Landlord shall be deemed to carry standard special form coverage policies on the Real Property. Each party hereto shall cause each such fire and extended coverage insurance policy obtained by it to provide that the insurance company waives all rights of recovery by way of subrogation against the other respective party and the other released parties in connection with any matter covered by such policy.

17.          Utilities.

a.     Basic Services.  Landlord shall furnish the following utilities and services (“Basic Services”) for the Premises: (i) during the hours of 8 A.M. to 6 P.M. (“Business Hours”) Monday through Friday (except public holidays) (“Business Days”) heat and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises for ordinary general office purposes, (ii) 24 hours a day, each day of the Lease term, water for the restroom(s) in the public areas serving the Premises and for use (in customary amounts) in any plumbing fixtures located in the Premises, and (iii) 24 hours a day each day of the Lease term, elevator service to the floor(s) of the Premises by non-attended automatic elevators for general office pedestrian usage.  Landlord shall also furnish electricity to the Premises in accordance with Paragraph 17.c. below. Notwithstanding anything to the contrary in this Lease (subject to any temporary shutdown for repairs, for security purposes, for compliance with any legal restrictions, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, acts of terror, or other causes beyond the reasonable control of Landlord), Tenant shall have access to the Premises 24 hours a day, 365 days a year.

Tenant may use the above services in excess of that provided in Basic Services, including during additional hours  (“Excess Services”), which shall include without limitation Building chilled, heated or condenser water, provided that the Excess Services desired by Tenant are reasonably available to Landlord and to the Premises (it being understood that in no event shall Landlord be obligated to make available to the Premises more than the pro rata share of the capacity of any Excess Service available to the Building or the applicable floor of the Building, as the case may be), and provided further that Tenant complies with the procedures reasonably established by Landlord from time to time for requesting and paying for such Excess Services and with all other provisions of this Paragraph 17. Landlord reserves the right to install in the Premises or the Real Property water meters (including, without limitation, any additional wiring, conduit or panel required therefor) to measure the water consumed by Tenant or to cause the usage to be measured by other reasonable methods (e.g., by temporary “check” meters or by survey).  Without limitation of the foregoing, if Tenant desires to receive HVAC other than during Building Hours, Tenant shall comply with the Building’s reasonable procedures in place from time to time for obtaining HVAC during such hours.

b.     Payment for Utilities and Services. The cost of Basic Services shall be included in Operating Expenses. In addition, Tenant shall pay to Landlord upon demand (i) the cost, at Landlord’s prevailing rate, of any Excess Services used by Tenant, (ii) the cost of operating, maintaining or repairing any meter or other device used to measure Tenant’s consumption of utilities, (iii) the cost of installing, operating, maintaining or repairing any Temperature Balance Equipment (as defined in Paragraph 17.d. below) for the Premises and/or any equipment required in connection with any Excess Services requested by Tenant, and (iv) any cost otherwise incurred by Landlord in keeping account of or determining any Excess Services used by Tenant. Landlord’s failure to bill Tenant for any of the foregoing shall not waive Landlord’s right to bill Tenant for the same at a later time.  Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

c.     Electricity; Utility Connections. Electricity is not a part of Basic Services.  However, subject to Paragraph 17.e. below, Landlord shall provide to the Premises, 24 hours a day each day of the Lease term, electricity for overhead lighting and convenience outlets.  Electricity consumed at the Premises shall be measured by sub-meter (which sub-meters are to be installed by Tenant as part of the Initial Alterations, as provided in Paragraph 4.b.i. above) and Tenant shall pay to Landlord the cost of all electric current consumed by Tenant at the Premises from and after the Commencement Date and continuing throughout the Lease term, as shown on such sub-meter, on a monthly basis, within thirty (30) days following Tenant’s receipt of Landlord’s invoice therefor.  Tenant shall not connect or use any apparatus or device in the Premises (i) which would cause Tenant’s electrical demand load to exceed an average of one (1) watt per gross square foot for overhead lighting and/or two (2) watts per gross square foot for convenience outlets, or (ii) which would exceed the capacity of the existing panel or transformer serving the Premises. Tenant shall not connect with electric current (except through existing outlets in the Premises or such additional outlets as may be installed in the Premises as part of initial improvements or Alterations approved by Landlord), or water pipes, any apparatus or device for the purpose of using electrical current or water.

Landlord will not permit additional coring or channeling of the floor of the Premises in order to install new electric outlets in the Premises unless Landlord is satisfied, on the basis of such information to be supplied by Tenant at Tenant’s expense, that coring and/or channeling of the floor in order to install such additional outlets will not weaken the structure of the floor.

d.     Temperature Balance. If the temperature otherwise maintained in any portion of the Premises by the heating, air conditioning or ventilation system is affected as a result of (i) the type or quantity of any lights, machines or equipment (including without limitation typical office equipment) used by Tenant in the Premises, (ii) the occupancy of such portion of the Premises by more than one person per two hundred (200) square feet of rentable area therein, (iii) an electrical load for lighting or power in excess of the limits specified in Paragraph 17.c. above, or (iv) any rearrangement of partitioning or other improvements, then at Tenant’s sole cost, Landlord may install any equipment, or modify any existing equipment (including the standard air conditioning equipment) Landlord deems necessary to restore the temperature balance (such new equipment or modifications to existing equipment termed herein “Temperature Balance Equipment”). Tenant agrees to keep closed, when necessary, draperies and/or window treatments which, because of the sun’s position, must be closed to provide for the efficient operation of the air conditioning system, and Tenant agrees to cooperate with Landlord and to abide by the regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heating, ventilating and air conditioning system. Landlord makes no representation to Tenant regarding the adequacy or fitness of the heating, air conditioning or ventilation equipment in the Building to maintain temperatures that may be required for, or because of, any computer or communications rooms, machine rooms, conference rooms or other areas of high concentration of personnel or electrical usage, or any other uses other than or in excess of the fractional horsepower normally required for office equipment, and Landlord shall have no liability for loss or damage suffered by Tenant or others in connection therewith.

e.     Interruption of Services. Landlord’s obligation to provide utilities and services for the Premises are subject to the Rules and Regulations of the Building, applicable Legal Requirements (including the rules or actions of the public utility company furnishing the utility or service), and shutdowns for maintenance and repairs, for security purposes, or due to strikes, lockouts, labor disputes, fire or other casualty, acts of God, or other causes beyond the control of Landlord. In the event of an interruption in, or failure or inability to provide any service or utility for the Premises for any reason, such interruption, failure or inability shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant, or entitle Tenant to any abatement or offset of Monthly Rent, Additional Rent or any other amounts due from Tenant under this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future Legal Requirement permitting the termination of this Lease due to such interruption, failure or inability.  Notwithstanding the foregoing, if any interruption in or failure or inability to provide any of the services or utilities described in Paragraph 17.a. or 10.b. (a “Service Interruption”) is (i) within the reasonable control of Landlord to correct and continues for five (5) consecutive Business Days after Landlord becomes aware thereof, whether by Tenant’s written notice to Landlord thereof or otherwise, or (ii) outside of Landlord’s reasonable control to correct and continues for sixty (60) or more consecutive days after Landlord becomes aware thereof, whether by Tenant’s written notice to Landlord thereof or otherwise, and Tenant is unable to conduct and does not conduct any business in a material portion of the Premises as a result thereof, then Tenant shall be entitled to an abatement of Monthly Rent under Paragraph 5 hereof and Additional Rent under Paragraph 7 hereof, which abatement shall commence as of the first day after the expiration of such five (5) Business Day or sixty (60) day period (as applicable) and terminate upon the cessation of such Service Interruption, and which abatement shall be based on the portion of the Premises rendered unusable for Tenant’s business by such Service Interruption.  The abatement rights set forth above shall be inapplicable to any interruption, failure or inability described in this Paragraph 17.e. that is caused by (x) damage from fire or other casualty (it being acknowledged that such situation shall be governed by Paragraph 26 below), or (y) to any other interruption, failure or inability described in this Paragraph 17.e. to the extent caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors.

f.     Governmental Controls. In the event any governmental authority having jurisdiction over the Real Property or the Building promulgates or revises any Legal Requirement or building, fire or other code or imposes mandatory or voluntary controls or guidelines on Landlord or the Real Property or the Building relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions (collectively, “Controls”) or in the event Landlord is required or elects to make alterations to the Real Property or the Building in order to comply with such mandatory or voluntary Controls, Landlord may, in its sole discretion, comply with such Controls or make such alterations to the Real Property or the Building related thereto. Such compliance and the making of such alterations shall not constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including, but not limited to, liability for consequential damages or loss of business by Tenant.

Without limitation of any provision of Paragraph 8.b. above (entitled “Compliance with Law”), Tenant shall, upon Landlord’s written request, deliver to Landlord information relating to the Premises that is necessary for the Building to earn and maintain performance certifications (including, without limitation, ENERGY STAR and LEED certification), which information shall be in sufficient detail for the Building to comply with the applicable certification criteria and/or requirements, including, without limitation, those applicable to data centers and to any other particular use that is subject to special certification criteria and/or requirements.

g.     Supplemental Cooling.  Throughout the Lease term, Tenant shall be entitled to Tenant’s pro-rata share of the supplemental cooling capacity provided for in item 5 of the Landlord’s Work in attached Exhibit C.   Tenant shall pay to Landlord an amount equal to Landlord’s actual cost (without mark-up) of providing to Tenant the supplemental cooling capacity utilized by Tenant, such cost to be reasonably determined by Landlord.

h.     Janitorial Refuse Removal; Extermination Services.  Tenant shall maintain the Premises in a clean and sanitary condition appropriate for a first class building and shall be responsible for providing janitorial services to the Premises at Tenant’s sole cost and expense.  Tenant shall ensure that the janitors used by Tenant shall not cause any labor disturbance in or at the Real Property.  Tenant and Tenant’s janitorial service shall comply with Landlord’s Green Cleaning Standards for LEED compliance in effect from time to time, a copy of which standards are available in the Building office.  Tenant shall comply with Landlord’s rules and procedures concerning temporary storage of refuse and the time and manner of disposal thereof in the designated areas of the Real Property.  If Landlord determines that the Premises are not being maintained in accordance with the foregoing standards, Landlord shall have the right to provide janitorial services to the Premises, at Tenant’s sole cost and expense.  In addition, Tenant shall procure and maintain during the term of this Lease, at Tenant’s sole cost and expense, a contract providing for extermination services to the Premises as frequently as Landlord reasonably deems necessary.  Tenant shall submit such contract to Landlord for Landlord’s prior approval.

18.          Personal Property and Other Taxes. Tenant shall pay, at least ten (10) days before delinquency, any and all taxes, fees, charges or other governmental impositions levied or assessed against Landlord or Tenant (a) upon Tenant’s equipment, furniture, fixtures, improvements and other personal property (including carpeting installed by Tenant) located in the Premises, (b) by virtue of any Alterations made by Tenant to the Premises, and (c) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. If any such fee, charge or other governmental imposition is paid by Landlord, Tenant shall reimburse Landlord for Landlord’s payment upon demand.

19.          Rules and Regulations. Tenant shall comply with the rules and regulations set forth on Exhibit B attached hereto, as such rules and regulations may be modified or amended by

Landlord from time to time (the “Rules and Regulations”). Landlord shall not be responsible to Tenant for the nonperformance or noncompliance by any other tenant or occupant of the Building of or with any of the Rules and Regulations. In the event of any conflict between the Rules and Regulations and the balance of this Lease, the balance of this Lease shall control.

20.          Surrender; Holding Over.

a.     Surrender. Upon the expiration or other termination of this Lease, Tenant shall surrender the Premises to Landlord vacant and broom-clean, with all improvements and Alterations (except as provided below) in their original condition, except for reasonable wear and tear, damage from casualty or condemnation and any changes resulting from approved Alterations; provided, however, that prior to the expiration or termination of this Lease Tenant shall remove from the Premises any Alterations that Tenant is required by Landlord to remove pursuant to Paragraph 9.b. above and all of Tenant’s personal property (including, without limitation, all voice and data cabling) and trade fixtures. If such removal is not completed at the expiration or other termination of this Lease, Landlord may remove the same at Tenant’s expense. Any damage to the Premises or the Building caused by such removal shall be repaired promptly by Tenant (including the patching or repairing of ceilings and walls) or, if Tenant fails to do so, Landlord may do so at Tenant’s expense. The removal of Alterations from the Premises shall be governed by Paragraph 9 above. Tenant’s obligations under this paragraph shall survive the expiration or other termination of this Lease. Upon expiration or termination of this Lease or of Tenant’s possession, Tenant shall surrender all keys to the Premises or any other part of the Building and shall make known to Landlord the combination of locks on all safes, cabinets and vaults that may be located in the Premises.

b.     Holding Over. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease with the express written consent of Landlord, Tenant’s occupancy shall (unless otherwise expressly agreed to by the parties in writing) be a month-to-month tenancy at a rent equal to one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease. Except as provided in the preceding sentence, the month-to-month tenancy shall be on the terms and conditions of this Lease, except that any renewal options, expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building contained in this Lease shall be deemed to have terminated and shall be inapplicable thereto. Landlord’s acceptance of rent after such holding over with Landlord’s written consent shall not result in any other tenancy or in a renewal of the original term of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of this Lease without Landlord’s consent, Tenant’s continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as Monthly Rent during the holdover period an amount equal to (i) for the first month of such holdover, one hundred fifty percent (150%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease and (ii) thereafter, such percentage shall increase to two hundred percent (200%) of the Monthly Rent and Additional Rent payable under this Lease during the last full month prior to the date of the expiration of this Lease.

c.     Indemnification. Tenant shall indemnify, defend and hold Landlord harmless from and against all Claims incurred by or asserted against Landlord and arising directly or indirectly from Tenant’s failure to timely surrender the Premises, including but not limited to (i) any rent payable by or any loss, cost, or damages, including lost profits, claimed by any prospective tenant of the Premises or any portion thereof, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of the Premises or any portion thereof by reason of such failure to timely surrender the Premises.

21.          Subordination and Attornment.

a.  This Lease is expressly made subject and subordinate to the lien of any mortgage or deed of trust and to any ground lease, underlying lease or like encumbrance affecting any part of the Real Property or any interest of Landlord therein which is now existing or hereafter executed or recorded, any present or future modification, amendment or supplement to any of the foregoing, and to any advances made thereunder (any of the foregoing being a “Superior Interest”) without the necessity of any further documentation evidencing such subordination. Notwithstanding the foregoing, Tenant shall, within ten (10) days after Landlord’s request, execute and deliver to Landlord a document evidencing the subordination of this Lease to a particular Superior Interest. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact to execute and deliver any such instrument in the name of Tenant if Tenant fails to do so within such time. If the interest of Landlord in the Real Property or the Building is transferred to any person (“Purchaser”) pursuant to or in lieu of foreclosure or other proceedings for enforcement of any Superior Interest, Tenant shall immediately attorn to the Purchaser, and this Lease shall continue in full force and effect as a direct lease between the Purchaser and Tenant on the terms and conditions set forth herein, provided that Purchaser acquires and accepts the Real Property or the Building subject to this Lease. Upon Purchaser’s request, including any such request made by reason of the termination of this Lease as a result of such foreclosure or other proceedings,

Tenant shall enter in to a new lease with Purchaser on the terms and conditions of this Lease applicable to the remainder of the term hereof. Notwithstanding the subordination of this Lease to Superior Interests as set forth above, the holder of any Superior Interest may at any time (including as part of foreclosure or other proceedings for enforcement of such Superior Interest), upon written notice to Tenant, elect to have this Lease be prior and superior to such Superior Interest.

b.      At Tenant’s written request, Landlord shall use reasonable efforts  to cause the holder of any then existing Superior Interest or Superior Interest created after the date of this Lease to execute a written “non-disturbance agreement” in favor of Tenant on such holder’s standard form, providing that if Tenant is not in default under this Lease beyond any applicable grace period, such party will recognize this Lease and Tenant’s rights hereunder and will not disturb Tenant’s possession hereunder, and if this Lease is by operation of law terminated in a foreclosure, that a new lease will be entered into on the same terms as this Lease for the remaining term hereof, subject to any commercially reasonable exceptions provided for in such holder’s non-disturbance form; provided that if, in order to obtain such non-disturbance agreement Landlord is required to expend any sum, Landlord shall so notify Tenant and Tenant may elect to pay such sum or to withdraw Tenant’s request for such non-disturbance agreement. In no event shall Landlord be required to expend any sums in connection therewith. The failure of any such holder of a Superior Interest to execute and deliver such a non-disturbance agreement,, notwithstanding Landlord’s reasonable efforts to obtain the same, shall not constitute a default hereunder by Landlord, it being understood that Landlord’s sole obligation is to request in good faith the execution and delivery of such agreement.

22.                               Financing Condition. If any lender or ground lessor that intends to acquire an interest in, or holds a mortgage, ground lease or deed of trust encumbering any portion of the Real Property should require either the execution by Tenant of an agreement requiring Tenant to send such lender written notice of any default by Landlord under this Lease and giving such lender the right to cure such default until such lender has completed foreclosure, and preventing Tenant from terminating this Lease (to the extent such termination right would otherwise be available) unless such default remains uncured after foreclosure has been completed, and/or any modification of the agreements, covenants, conditions or provisions of this Lease, then Tenant agrees that it shall, within ten (10) days after Landlord’s request, execute and deliver such agreement and modify this Lease as required by such lender or ground lessor; provided, however, that no such modification shall affect the length of the term or increase the rent payable by Tenant under Paragraphs 5 and 7. Tenant acknowledges and agrees that its failure to timely execute any such agreement or modification required by such lender or ground lessor may cause Landlord serious financial damage by causing the failure of a financing transaction and giving Landlord all of its rights and remedies under Paragraph 25 below.

23.                               Entry by Landlord.  Landlord may, at any and all reasonable times and upon reasonable prior notice (provided that no advance notice need be given if an emergency [as determined by Landlord in its good faith judgment] necessitates an immediate entry or prior to entry to provide routine janitorial services), enter the Premises to (a) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (b) supply janitorial and any other service Landlord is required to provide hereunder, (c) show the Premises to prospective lenders or  purchasers, or during the final fifteen (15) months of the Lease term, to prospective tenants, (d) post notices of non-responsibility, and (e) alter, improve or repair the Premises or any other portion of the Real Property. In connection with any such alteration, improvement or repair, Landlord may erect in the Premises or elsewhere in the Real Property scaffolding and other structures reasonably required for the work to be performed. In no event shall such entry or work entitle Tenant to an abatement of rent, constitute an eviction of Tenant, constructive or otherwise, or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant. Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible and shall, in any event, perform any extraordinarily noisy or disruptive work after Business Hours or on weekends to the extent such procedures would be generally followed by operators of comparable buildings in downtown Oakland (except to the extent an emergency and/or Legal Requirements require otherwise, as determined by Landlord in good faith).  Landlord shall at all times retain a key with which to unlock all of the doors in the Premises, except Tenant’s secure rooms or closets, vaults and safes. If an emergency necessitates immediate access to the Premises (including any secure areas), Landlord may use whatever force is necessary to enter the Premises and any such entry to the Premises shall not constitute a forcible or unlawful entry into the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises, or any portion thereof.

24.                               Insolvency or Bankruptcy. The occurrence of any of the following shall constitute an Event of Default under Paragraph 25 below:

a.      Tenant ceases doing business as a going concern, makes an assignment for the benefit of creditors, is adjudicated an insolvent, files a petition (or files an answer admitting the material allegations of such petition) seeking for Tenant any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any state or federal bankruptcy or other law, or Tenant consents to or acquiesces in the appointment, pursuant to any state or federal bankruptcy or other law, of a trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets; or

b.      Tenant fails within sixty (60) days after the commencement of any proceedings against Tenant seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any state or federal bankruptcy or other Legal Requirement, to have such proceedings dismissed, or Tenant fails, within sixty (60) days after an appointment pursuant to any state or federal bankruptcy or other Legal Requirement without Tenant’s consent or acquiescence, of any trustee, receiver or liquidator for the Premises, for Tenant or for all or any substantial part of Tenant’s assets, to have such appointment vacated; or

c.       Tenant is unable, or admits in writing its inability, to pay its debts as they mature; or

d.      Tenant gives notice to any governmental body of its insolvency or pending insolvency, or of its suspension or pending suspension of operations.

In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy, insolvency or reorganization proceedings, nor shall any rights or privileges hereunder be an asset of Tenant, the trustee, debtor-in-possession, or the debtor’s estate in any bankruptcy, insolvency or reorganization proceedings.

25.                               Default and Remedies.

a.      Events of Default. The occurrence of any of the following shall constitute an “Event of Default” by Tenant:

1.                                      Tenant fails to pay Monthly Rent, Additional Rent or any other rent due hereunder within five (5) Business Days following written notice from Landlord that such sum is past due; provided, however, that Landlord shall only be required to give two (2) such notices in any calendar year, and after two (2) such notices are given any failure by Tenant in such calendar year to pay Monthly Rent, Additional Rent or any other rent due hereunder on or before the date due will constitute an Event of Default without the requirement of notice from Landlord of such failure; or

2.                                      Intentionally Deleted; or

3.                                      Tenant fails to deliver any estoppel certificate pursuant to Paragraph 29 below, subordination agreement pursuant to Paragraph 21 above, or document required pursuant to Paragraph 22 above, within the applicable period set forth therein; or

4.                                      Tenant violates the bankruptcy and insolvency provisions of Paragraph 24 above; or

5.                                      Tenant makes or has made or furnishes or has furnished any warranty, representation or statement to Landlord in connection with this Lease, or any other agreement made by Tenant for the benefit of Landlord, which is or was false or misleading in any material respect when made or furnished; or

6.                                      Tenant assigns this Lease or subleases any portion of the Premises in violation of Paragraph 13 above; or

7.                                      The default by any guarantor of Tenant’s obligations under this Lease of any provision of such guarantor’s  guaranty, or the attempted repudiation or revocation of any such guaranty or any provision thereof, or the application of items 4 or 5 of this Paragraph 25.a. with the reference to “Tenant” therein being deemed to refer instead to such guarantor; or

8.                                      A default by Tenant occurs under any other lease between Tenant and Landlord or any affiliate of Landlord, and Tenant fails to cure such default within the applicable period set forth therein; or

9.                                      Tenant fails to comply with any other provision of this Lease in the manner required pursuant to this Lease within thirty (30) days after written notice from Landlord of such failure (or if the noncompliance cannot by its nature be cured within the 30 day period, if Tenant fails to commence to cure such noncompliance within the 30 day period or thereafter fails to diligently prosecute such cure to completion); except that such thirty (30) day period for the commencement of the cure shall be shortened to the shorter time period set forth in Landlord’s written notice to Tenant if such shorter time period is reasonably necessary to protect the tenants and occupants of the Real Property from imminent danger or to prevent further damage or loss to property or to avoid a violation

(or continuance of any violation) by Landlord of any Legal Requirement for which Landlord is likely to be subject to penalty or fine.

b.      Remedies. Upon the occurrence of an Event of Default Landlord shall have the following remedies, which shall not be exclusive but shall be cumulative and shall be in addition to any other remedies now or hereafter allowed by law:

1.              Landlord may terminate Tenant’s right to possession of the Premises at any time by written notice to Tenant. Tenant expressly acknowledges that in the absence of such written notice from Landlord, no other act of Landlord, including, but not limited to, its re-entry into the Premises, its efforts to relet the Premises, its reletting of the Premises for Tenant’s account, its storage of Tenant’s personal property and trade fixtures, its acceptance of keys to the Premises from Tenant, its appointment of a receiver, or its exercise of any other rights and remedies under this Paragraph 25 or otherwise at law, shall constitute an acceptance of Tenant’s surrender of the Premises or constitute a termination of this Lease or of Tenant’s right to possession of the Premises.

Upon such termination in writing of Tenant’s right to possession of the Premises, this Lease shall terminate and Landlord shall be entitled to recover damages from Tenant as provided in California Civil Code Section 1951.2 or any other applicable existing or future Legal Requirement providing for recovery of damages for such breach, including but not limited to the following:

(i)                                     The reasonable cost of recovering the Premises; plus

(ii)                                  The reasonable cost of removing Tenant’s Alterations that Landlord is permitted under Paragraph 9.b. of the Lease to require Tenant to remove at the expiration or earlier termination of this Lease and of removing Tenant’s trade fixtures; plus

(iii)                               All unpaid rent due or earned hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination applied as provided in Paragraph 25.b.2. below, together with interest at the Interest Rate, on such sums from the date such rent is due and payable until the date of the award of damages; plus

(iv)                              The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Interest Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus

(v)                                 The amount by which the rent which would be payable by Tenant hereunder, including Additional Rent under Paragraph 7 above, as reasonably estimated by Landlord, for the remainder of the then term, after the date of the award of damages exceeds the amount such rental loss as Tenant proves could have been reasonably avoided, discounted at the discount rate published by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); plus

(vi)                              Such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law, including without limitation any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

2.              Landlord has the remedy described in California Civil Code Section 1951.4 (a landlord may continue the lease in effect after the tenant’s breach and abandonment and recover rent as it becomes due, if the tenant has the right to sublet and assign subject only to reasonable limitations), and may continue this Lease in full force and effect and may enforce all of its rights and remedies under this Lease, including, but not limited to, the right to recover rent as it becomes due. After the occurrence of an Event of Default, Landlord may enter the Premises without terminating this Lease and sublet all or any part of the Premises for Tenant’s account to any person, for such term (which may be a period beyond the remaining term of this Lease), at such rents and on such other terms and conditions as Landlord deems advisable. In the event of any such subletting, rents received by Landlord from such subletting shall be applied (i) first, to the payment of the costs of maintaining, preserving, altering and preparing the Premises for subletting, the other costs of subletting, including but not limited to brokers’ commissions, attorneys’ fees and expenses of removal of Tenant’s personal property, trade fixtures and Alterations; (ii) second, to the payment of rent then due and payable hereunder; (iii) third, to the payment of future rent as the same may become due and payable hereunder; (iv) fourth, the balance, if any, shall be paid to Tenant upon (but not before) expiration of the term of this Lease. If the rents received by Landlord from such subletting, after application as provided above, are insufficient in any month to pay the rent due and payable hereunder for such month, Tenant shall pay such deficiency to Landlord monthly upon demand. Notwithstanding any such subletting for Tenant’s account without termination, Landlord may at any time thereafter, by written notice to Tenant, elect to terminate this Lease by virtue of a previous Event of Default.

During the continuance of an Event of Default, for so long as Landlord does not terminate Tenant’s right to possession of the Premises and subject to Paragraph 13, entitled Assignment and Subletting, and the options granted to Landlord thereunder, Landlord shall not unreasonably withhold its consent to an assignment or sublease of Tenant’s interest in the Premises or in this Lease.

3.                                      During the continuance of an Event of Default, Landlord may enter the Premises without terminating this Lease and remove all Tenant’s personal property, Alterations and trade fixtures from the Premises and store them at Tenant’s risk and expense. If Landlord removes such property from the Premises and stores it at Tenant’s risk and expense, and if Tenant fails to pay the cost of such removal and storage after written demand therefor and/or to pay any rent then due, then after the property has been stored for a period of thirty (30) days or more Landlord may sell such property at public or private sale, in the manner and at such times and places as Landlord deems commercially reasonable following reasonable notice to Tenant of the time and place of such sale. The proceeds of any such sale shall be applied first to the payment of the expenses for removal and storage of the property, the preparation for and the conducting of such sale, and for attorneys’ fees and other legal expenses incurred by Landlord in connection therewith, and the balance shall be applied as provided in Paragraph 25.b.2. above.

Tenant hereby waives all claims for damages that may be caused by Landlord’s reentering and taking possession of the Premises or removing and storing Tenant’s personal property pursuant to this Paragraph 25, and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all Claims resulting from any such act. No reentry by Landlord shall constitute or be construed as a forcible entry by Landlord.

4.                                      Landlord may require Tenant to remove any and all Alterations from the Premises that Landlord is permitted under Paragraph 9.b. of the Lease to require Tenant to remove at the expiration or earlier termination of this Lease or, if Tenant fails to do so within ten (10) days after Landlord’s request, Landlord may do so at Tenant’s expense.

5.                                      Landlord may cure the Event of Default at Tenant’s expense, it being understood that such performance shall not waive or cure the subject Event of Default. If Landlord pays any sum or incurs any expense in curing the Event of Default, Tenant shall reimburse Landlord upon demand for the amount of such payment or expense with interest at the Interest Rate from the date the sum is paid or the expense is incurred until Landlord is reimbursed by Tenant. Any amount due Landlord under this subsection shall constitute additional rent hereunder.

c.       Waiver of Redemption. Tenant hereby waives, for itself and all persons claiming by and under Tenant, all rights and privileges which it might have under any present or future Legal Requirement to redeem the Premises or to continue this Lease after being dispossessed or ejected from the Premises.

26.                               Damage or Destruction. If all or any part of the Premises or any material portion of the balance of the Real Property is damaged by fire or other casualty, Landlord shall, within sixty (60) days of the date of the damage, give Tenant written notice of Landlord’s reasonable estimate of the time required from the date of the damage to repair the damage (the “Damage Estimate”). Landlord shall use commercially reasonable efforts to diligently proceed to repair the damage (including the repair of Landlord’s Work, the Initial Alterations and subsequent Alterations, but not above Building standard Alterations) and this Lease shall remain in full force and effect if (i) the damage is caused by a peril covered by Landlord’s insurance, the proceeds from such insurance (together with Landlord’s deductible under the policy, if any) are sufficient  to repair the damage (an “Insured Casualty”), and the Damage Estimate is six (6) months or less, or (ii) the damage is caused by a peril not covered by Landlord’s insurance or the proceeds from Landlord’s insurance (together with Landlord’s deductible under the policy, if any) are not sufficient  to repair the damage (an “Uninsured Casualty”), and the Damage Estimate is ninety (90) days or less.  If the Damage Estimate is more than six (6) months, in the case of an Insured Casualty, or more than ninety (90) days, in the case of an Uninsured Casualty, Landlord, at its option exercised by written notice to Tenant within sixty (60) days of the date of the damage, shall either (a) diligently proceed to repair the damage, in which event this Lease shall continue in full force and effect, or (b) terminate this Lease as of the date specified by Landlord in the notice, which date shall be not less than thirty (30) days nor more than sixty (60) days after the date such notice is given, and this Lease shall terminate on the date specified in the notice.  Notwithstanding the foregoing, Landlord shall not be obligated to repair or replace any of Tenant’s movable furniture, equipment, trade fixtures, and other personal property, nor any above Building standard Alterations installed in the Premises by or at the request of Tenant (including those installed by Landlord at Tenant’s request, whether prior or subsequent to the commencement of the Lease term), and no damage to any of the foregoing shall entitle Tenant to any rent abatement, and Tenant shall, at Tenant’s sole cost and expense, repair and replace such items.   All such repair and replacement of above Building standard Alterations by Tenant shall be constructed in accordance with Paragraph 9 above regarding Alterations.

If the damage is to the Premises or if the Building is so damaged that access to or use and occupancy of the Premises is materially impaired, the Damage Estimate is more than nine (9) months and Landlord does not give notice terminating this Lease within the sixty (60) day period provided above, then Tenant may give notice to Landlord, within fifteen (15) calendar days after the later of the expiration of the aforesaid sixty (60) day period or the date of Tenant’s receipt of the Damage Estimate, terminating this Lease as of the date specified in Tenant’s termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of Tenant’s termination notice.  If this Lease was not terminated pursuant to the above and Landlord is required by the terms hereof to repair the subject damages, then, if Landlord does not complete the repairs by the date that is nine (9) months following the date of the damage (such period to be extended by any delays caused by Tenant or its agents), then Tenant may deliver to Landlord a thirty (30) day notice of termination and this Lease shall terminate as of the last day of the thirty (30) day period unless Landlord completes the repairs on or before such date, in which event Tenant’s notice of termination shall be void and this Lease shall continue in effect.

Notwithstanding anything to contrary contained in this Paragraph 26, if the initial Damage Estimate is more than ninety (90) days, and the date on which Landlord reasonably anticipates the repairs of such damage will be completed is during the last twelve (12) months of the Lease term, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other, in the case of Landlord together with the Damage Estimate, or, in the case of Tenant, within thirty (30) days of Tenant’s receipt of the Damage Estimate, and this Lease shall terminate as of the date specified by the party in its termination notice, which date shall not be before the date of such notice or more than thirty (30) days after the date of such notice.

Notwithstanding anything to the contrary in this Paragraph 26, if damage which would otherwise lead to a right to terminate this Lease results from the willful misconduct of Landlord or Tenant, the party from whose misconduct such damage results shall have no right to terminate this Lease.

If the fire or other casualty damages the Premises or the Common Areas of the Real Property necessary for Tenant’s use and occupancy of the Premises, Tenant ceases to use any portion of the Premises as a result of such damage, and the damage does not result from the negligence or willful misconduct of Tenant or any other Tenant Parties, then during the period the Premises or portion thereof are rendered unusable by such damage and repair, Tenant’s Monthly Rent and Additional Rent under Paragraphs 5 and 7 above shall be proportionately reduced based upon the extent to which the damage and repair prevents Tenant from conducting, and Tenant does not conduct, its business at the Premises.

A total destruction of the Building shall automatically terminate this Lease. In no event shall Tenant be entitled to any compensation or damages from Landlord for loss of use of the whole or any part of the Premises or for any inconvenience occasioned by any such destruction, rebuilding or restoration of the Premises, the Building or access thereto, except for the rent abatement expressly provided above. Tenant hereby waives California Civil Code Sections 1932(2) and 1933(4), providing for termination of hiring upon destruction of the thing hired and Sections 1941 and 1942, providing for repairs to and of premises.

27.                               Eminent Domain.

a.              If all or any part of the Premises is taken by any public or quasi-public authority under the power of eminent domain, or any agreement in lieu thereof (a “taking”), this Lease shall terminate as to the portion of the Premises taken effective as of the date of taking.  If only a portion of the Premises is taken, Landlord or Tenant may terminate this Lease as to the remainder of the Premises upon written notice to the other party within ninety (90) days after the taking; provided, however, that Tenant’s right to terminate this Lease is conditioned upon the remaining portion of the Premises being of such size or configuration that such remaining portion of the Premises is unusable or uneconomical for Tenant’s business. Landlord shall be entitled to all compensation, damages, income, rent awards and interest thereon whatsoever which may be paid or made in connection with any taking and Tenant shall have no claim against Landlord or any governmental authority for the value of any unexpired term of this Lease or of any of the improvements or Alterations in the Premises; provided, however, that the foregoing shall not prohibit Tenant from prosecuting a separate claim against the taking authority for an amount separately designated for Tenant’s relocation expenses or the interruption of or damage to Tenant’s business or as compensation for Tenant’s personal property, trade fixtures, Alterations or other improvements paid for by Tenant so long as any award to Tenant will not reduce the award to Landlord.

In the event of a partial taking of the Premises which does not result in a termination of this Lease, the Monthly Rent and Additional Rent under Paragraphs 5 and 7 hereunder shall be equitably reduced. If all or any material part of the Real Property other than the Premises is taken, Landlord may terminate this Lease upon written notice to Tenant given within ninety (90) days after the date of taking.

b.              Notwithstanding the foregoing, if all or any portion of the Premises is taken for a period of time of one (1) year or less ending prior to the end of the term of this Lease, this Lease shall remain in full force and effect and Tenant shall continue to pay all rent and to perform all of its obligations under this Lease; provided, however, that Tenant shall be entitled to all compensation, damages, income, rent awards and interest thereon that is paid or made in connection with such temporary taking of the Premises (or portion thereof), except that any such compensation in excess of the rent or other amounts payable to Landlord hereunder shall be promptly paid over to Landlord as received. Landlord and Tenant each hereby waive the provisions of California Code of Civil Procedure Section 1265.130 and any other applicable existing or future Legal Requirement providing for, or allowing either party to petition the courts of the state in which the Real Property is located for, a termination of this Lease upon a partial taking of the Premises and/or the Building.

28.                               Landlord’s Liability; Sale of Building. The term “Landlord,” as used in this Lease, shall mean only the owner or owners of the Real Property at the time in question.  Notwithstanding any other provision of this Lease, the liability of Landlord for its obligations under this Lease is limited solely to Landlord’s interest in the Real Property as the same may from time to time be encumbered, and no personal liability shall at any time be asserted or enforceable against any other assets of Landlord or against the constituent shareholders, partners, members, or other owners of Landlord, or the directors, officers, employees and agents of Landlord or such constituent shareholder, partner, member or other owner, on account of any of Landlord’s obligations or actions under this Lease.  In addition, in the event of any conveyance of title to the Real Property, then the grantor or transferor shall be relieved of all liability with respect to Landlord’s obligations to be performed under this Lease after the date of such conveyance.   In no event shall Landlord be deemed to be in default under this Lease unless Landlord fails to perform its obligations under this Lease, Tenant delivers to Landlord written notice specifying the nature of Landlord’s alleged default, and Landlord fails to cure such default within thirty (30) days following receipt of such notice (or, if the default cannot reasonably be cured within such period, to commence action within such thirty (30)-day period and proceed diligently thereafter to cure such default). Upon any conveyance of title to the Real Property, the grantee or transferee shall be deemed to have assumed Landlord’s obligations to be performed under this Lease from and after the date of such conveyance, subject to the limitations on liability set forth above in this Paragraph 28. If Tenant provides Landlord with any security for Tenant’s performance of its obligations hereunder, Landlord shall transfer such security to the grantee or transferee of Landlord’s interest in the Real Property, and upon such transfer Landlord shall be released from any further responsibility or liability for such security.  Notwithstanding any other provision of this Lease, but not in limitation of the provisions of Paragraph 14.a. above, Landlord shall not be liable for any consequential damages or interruption or loss of business, income or profits, or claims of constructive eviction, nor shall Landlord be liable for loss of or damage to artwork, currency, jewelry, bullion, unique or valuable documents, securities or other valuables, or for other property not in the nature of ordinary fixtures, furnishings and equipment used in general administrative and executive office activities and functions (all of the foregoing, collectively, “Special Claims”). Wherever in this Lease Tenant (a) releases Landlord from any claim or liability, (b) waives or limits any right of Tenant to assert any claim against Landlord or to seek recourse against any property of Landlord or (c) agrees to indemnify Landlord against any matters, the relevant release, waiver, limitation or indemnity shall run in favor of and apply to Landlord, the constituent shareholders, partners, members, or other owners of Landlord, and the directors, officers, employees and agents of Landlord and each such constituent shareholder, partner, member or other owner.

29.                               Estoppel Certificates. At any time and from time to time, upon not less than ten (10) days’ prior notice from Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement certifying the commencement date of this Lease, stating that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease is in full force and effect as modified and the date and nature of each such modification), that, to the best of Tenant’s knowledge, Landlord is not in default under this Lease (or, if Landlord is in default, specifying the nature of such default), that, to the best of Tenant’s knowledge, Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature of such default), the current amounts of and the dates to which the Monthly Rent and Additional Rent has been paid, and setting forth such other matters as may be reasonably requested by Landlord. Any such statement may be conclusively relied upon by a prospective purchaser of the Real Property or by a lender obtaining a lien on the Real Property as security. If Tenant fails to deliver such statement within the time required hereunder, such failure shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord’s performance of its obligations hereunder, (iii) not more than one month’s installment of Monthly Rent has been paid in advance, and (iv) any other statements of fact included by Landlord in such statement are correct.

30.                               Right of Landlord to Perform. If Tenant fails to make any payment required hereunder (other than Monthly Rent and Additional Rent) or fails to perform any other of its obligations hereunder, Landlord may, but shall not be obliged to, and without waiving any default of Tenant or releasing Tenant from any obligations to Landlord hereunder, make any such payment or perform any other such obligation on Tenant’s behalf.  Tenant shall pay to Landlord, within ten (10) days of Landlord’s written demand therefor, one hundred ten percent (110%) of all sums so paid by Landlord and all necessary incidental costs incurred by Landlord in connection with the performance by Landlord of an obligation of Tenant.  If such sum is not paid by Tenant within the required ten (10) day period, interest shall accrue on such sum at the Interest Rate from the end of such ten (10) day period until paid by Tenant.  Further, Tenant’s failure to make such payment within such ten (10) day period shall entitle Landlord to the same rights and remedies provided Landlord in the event of non-payment of rent.

31.                               Late Charge; Late Payments. Tenant acknowledges that late payment of any installment of Monthly Rent or Additional Rent or any other amount required under this Lease will cause Landlord to incur costs not contemplated by this Lease and that the exact amount of such costs would be extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, late charges that may be imposed on Landlord by the terms of any encumbrance or note secured by the Real Property and the loss of the use of the delinquent funds. Therefore, if any installment of Monthly Rent or Additional Rent or any other amount due from Tenant is not received when due, Tenant shall pay to Landlord on demand, on account of the delinquent payment, an additional sum equal to the greater of (i) five percent (5%) of the overdue amount, or (ii) One Hundred Dollars ($100.00), which additional sum represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising its right to collect interest as provided above, rent, or any other damages, or from exercising any of the other rights and remedies available to Landlord.

Following the occurrence of three instances in any twelve (12) month period of Tenant’s payment of Monthly Rent and/or Additional Rent more than ten (10) days late, Landlord may, upon written notice to Tenant and without prejudice to any other rights or remedies available to Landlord, require that Tenant increase the amount of the security provided by Tenant under Paragraph 6 above by an amount equal to one (1) month’s Rent.

32.                               Attorneys’ Fees; Waiver of Jury Trial. In the event of any action or proceeding between Landlord and Tenant (including an action or proceeding between Landlord and the trustee or debtor in possession while Tenant is a debtor in a proceeding under any bankruptcy law) to enforce any provision of this Lease, the losing party shall pay to the prevailing party all costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in such action and in any appeal in connection therewith by such prevailing party. The “prevailing party” will be determined by the court before whom the action was brought based upon an assessment of which party’s major arguments or positions taken in the suit or proceeding could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. Notwithstanding the foregoing, however, Landlord shall be deemed the prevailing party in any unlawful detainer or other action or proceeding instituted by Landlord based upon any default or alleged default of Tenant hereunder if (i) judgment is entered in favor of Landlord, or (ii) prior to trial or judgment Tenant pays all or any portion of the rent claimed by Landlord, vacates the Premises, or otherwise cures the default claimed by Landlord.

If Landlord becomes involved in any litigation or dispute, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant or any Tenant Party, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred in connection with the litigation or dispute, regardless of whether a lawsuit is actually filed.

IF ANY ACTION OR PROCEEDING BETWEEN LANDLORD AND TENANT TO ENFORCE THE PROVISIONS OF THIS LEASE (INCLUDING AN ACTION OR PROCEEDING BETWEEN LANDLORD AND THE TRUSTEE OR DEBTOR IN POSSESSION WHILE TENANT IS A DEBTOR IN A PROCEEDING UNDER ANY BANKRUPTCY LAW) PROCEEDS TO TRIAL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY IN SUCH TRIAL. Landlord and Tenant agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(d)(2), and each party does hereby authorize and empower the other party to file this paragraph and/or this Lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

33.                               Waiver. No provisions of this Lease shall be deemed waived by Landlord unless such waiver is in a writing signed by Landlord. The waiver by Landlord of any breach of any provision of this Lease shall not be deemed a waiver of any subsequent breach of the same or any other provision of this Lease. No delay or omission in the exercise of any right or remedy of Landlord upon any default by Tenant shall impair such right or remedy or be construed as a waiver. Landlord’s acceptance of any payments of rent due under this Lease shall not be deemed a waiver of any default by Tenant under this Lease (including Tenant’s recurrent failure to timely pay rent) other than Tenant’s nonpayment of the accepted sums, and no endorsement or statement on any check or accompanying any check or payment shall be deemed an accord and satisfaction. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

34.                               Notices. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands by Landlord to Tenant shall be delivered personally or sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Tenant at the Premises, or to such other place as Tenant may from time to time designate by notice to Landlord hereunder; provided, however, that prior to the Commencement Date, notices to Tenant shall be addressed to Tenant at 5335 College Avenue, Suite 26, Oakland, CA  94618-2804, with a copy to (i) 200 Clarendon Street, T-9, Boston, MA  02116, Attn:  General Counsel and (ii) Riemer & Braunstein LLP, 100 Cambridge Street, Suite 2200, Boston, MA  02114, Attn:  Peter F. Granoff, Esquire.   All notices and demands by Tenant to Landlord shall be sent by United States mail, postage prepaid, or by any reputable overnight or same-day courier, addressed to Landlord in care of Shorenstein Properties LLC, 235 Montgomery Street, 16th floor, San Francisco, California 94104, Attn: Corporate Secretary, with a copy to the management office of the Building, or to such other place as Landlord may from time to time designate by notice to Tenant hereunder. Notices delivered personally or sent same-day courier will be effective immediately upon delivery to the addressee at the designated address; notices sent by overnight courier will be effective one (1) Business Day after acceptance by the service for delivery; notices sent by mail will be effective two (2) Business Days after mailing. In the event Tenant requests multiple notices hereunder, Tenant will be bound by such notice from the earlier of the effective times of the multiple notices.

35.                               Intentionally Deleted.

36.                               Defined Terms and Marginal Headings. When required by the context of this Lease, the singular includes the plural. If more than one person or entity signs this Lease as Tenant, the obligations hereunder imposed upon Tenant shall be joint and several, and the act of, written notice to or from, refund to, or signature of, any Tenant signatory to this Lease (including, without limitation, modifications of this Lease made by fewer than all such Tenant signatories) shall bind every other Tenant signatory as though every other Tenant signatory had so acted, or received or given the written notice or refund, or signed. The headings and titles to the paragraphs of this Lease are for convenience only and are not to be used to interpret or construe this Lease. Wherever the term “including” or “includes” is used in this Lease it shall be construed as if followed by the phrase “without limitation.”   Whenever in this Lease a right, option or privilege of Tenant is conditioned upon Tenant (or any affiliate thereof or successor thereto) being in “occupancy” of a specified portion or percentage of the Premises, for such purposes “occupancy” shall mean Tenant’s (or such affiliate’s or successor’s) physical occupancy of the space for the conduct of such party’s business, and shall not include any space that is subject to a sublease or that has been vacated by such party, other than a vacation of the space as reasonably necessary in connection with the performance of approved Alterations or by reason of a fire or other casualty or a taking.  The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party simply because one party was the drafter thereof.

37.                               Time and Applicable Law. Time is of the essence of this Lease and of each and all of its provisions, subject to any provisions herein that expressly provide time extensions under specified circumstances. This Lease shall be governed by and construed in accordance with the laws of the State of California, and the venue of any action or proceeding under this Lease shall be the City and County of San Francisco, California.

38.                               Successors. Subject to the provisions of Paragraphs 13 and 28 above, the covenants and conditions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, executors, administrators and assigns.

39.                               Entire Agreement; Modifications. This Lease (including any exhibit, rider or attachment hereto) constitutes the entire agreement between Landlord and Tenant with respect to Tenant’s lease of the Premises. No provision of this Lease may be amended or otherwise modified except by an agreement in writing signed by the parties hereto. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Real Property or this Lease except as expressly set forth herein, including without limitation any representations or warranties as to the suitability or fitness of the Premises for the conduct of Tenant’s business or for any other purpose, nor has Landlord or its agents agreed to undertake any alterations or construct any improvements to the Premises except those, if any, expressly provided in this Lease, and no rights, easements or licenses shall be acquired by Tenant by implication or otherwise unless expressly set forth herein. Neither this Lease nor any memorandum hereof shall be recorded by Tenant.

40.                               Light and Air. Tenant agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

41.                               Name of Building. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises without the written consent of Landlord. Landlord reserves the right to change the name of the Building at any time in its sole discretion by written notice to Tenant and Landlord shall not be liable to Tenant for any loss, cost or expense on account of any such change of name.

42.                               Severability. If any provision of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

43.                               Authority. If Tenant is a corporation, partnership, trust, association or other entity, Tenant and each person executing this Lease on behalf of Tenant, hereby covenants and warrants that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Real Property is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, and (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so.

44.                               No Offer. Submission of this instrument for examination and signature by Tenant does not constitute an offer to lease or a reservation of or option for lease, and is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

45.                               Real Estate Brokers. Landlord and Tenant each represents and warrants to the other that such party has negotiated this Lease directly with the real estate broker(s) identified in Paragraph 2 (“Brokers”) and has not authorized or employed, or acted by implication to authorize or to employ, any other real estate broker or salesperson to act for such party in connection with this Lease. Each party shall hold the other harmless from and indemnify and defend the other against any and all Claims by any real estate broker or salesperson other than the Brokers for a commission, finder’s fee or other compensation as a result of the inaccuracy of such party’s representation above. Notwithstanding the foregoing, pursuant to separate written agreements, Landlord shall pay any commission or fee due to the Brokers in connection with the execution of this Lease and Tenant shall have no liability therefor.

46.                               Consents and Approvals. Wherever the consent, approval, judgment or determination of Landlord is required or permitted under this Lease, Landlord may exercise its sole discretion in granting or withholding such consent or approval or in making such judgment or determination without reference to any extrinsic standard of reasonableness, unless the provision providing for such consent, approval, judgment or determination specifies that Landlord’s consent or approval is not to be unreasonably withheld, conditioned or delayed, or that the standard for such consent, approval, judgment or determination is to be reasonable, or otherwise specifies the standards under which Landlord may withhold its consent. If it is determined that Landlord failed to give its consent or approval where it was required to do so under this Lease, Tenant’s sole remedy will be an order of specific performance or mandatory injunction of the Landlord’s agreement to give its consent or approval; provided, however, that Tenant shall be entitled to seek damages as a remedy if the remedy of specific performance or injunction is by its nature impossible to render or does not otherwise afford reasonably appropriate relief. The review and/or approval by Landlord of any item shall not impose upon Landlord any liability for accuracy or sufficiency of any such item or the quality or suitability of such item for its intended use. Any such review or approval is for the sole purpose of protecting Landlord’s interest in the Real Property, and neither Tenant nor any Tenant Party nor any person or entity claiming by, through or under Tenant, nor any other third party shall have any rights hereunder by virtue of such review and/or approval by Landlord.

47.                               Reserved Rights. Landlord retains and shall have the rights set forth below, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for rent abatement:

a.      To grant to anyone the exclusive right to conduct any business or render any service in or to the Building and its tenants, provided that such exclusive right shall not operate to require Tenant to use or patronize such business or service or to exclude Tenant from its use of the Premises expressly permitted herein.

b.      To reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the Common Areas and facilities and other tenancies and premises in the Real Property and to create additional rentable areas through use or enclosure of Common Areas.

c.                                       If portions of the Real Property or property adjacent to the Real Property (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, in its sole and absolute discretion, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Real Property and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Real Property and the Other Improvements, (iii) for the allocation of a portion of the Operating Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Real Property, and (iv) for the use or improvement of the Other Improvements and/or the Real Property in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Real Property.  Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Real Property or any other of Landlord’s rights described in this Lease.

48.                               Financial Statements. Upon submission of this Lease to Landlord and at any time thereafter within thirty (30) days after Landlord’s request therefor, Tenant shall furnish to Landlord copies of true and accurate financial statements reflecting Tenant’s then current financial situation (including without limitation balance sheets, statements of profit and loss, and changes in financial condition), Tenant’s most recent audited or certified annual financial statements, and Tenant’s federal income tax returns pertaining to Tenant’s business, and in addition shall cause to be furnished to Landlord similar financial statements and tax returns for any guarantor(s) of this Lease. Tenant agrees to deliver to any lender, prospective lender, purchaser or prospective purchaser designated by Landlord such financial statements of Tenant as may be reasonably requested by such lender or purchaser.

49.                               Intentionally Deleted.

50.                               Nondisclosure of Lease Terms. Tenant agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord, and that disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate with other tenants. Tenant hereby agrees that Tenant and its partners, officers, directors, employees, agents, real estate brokers and sales persons and attorneys shall not disclose the terms of this Lease to any other person without Landlord’s prior written consent, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or sublessee of the Premises, or in connection with any action brought to enforce this Lease, or as otherwise required by law.

51.                               Hazardous Substance Disclosure. California law requires landlords to disclose to tenants the existence of certain hazardous substances. Accordingly, the existence of gasoline and other automotive fluids, maintenance fluids, copying fluids and other office supplies and equipment, certain construction and finish materials, tobacco smoke, cosmetics and other personal items, and asbestos-containing materials must be disclosed. Gasoline and other automotive fluids are found in the garage area of the Building.  Cleaning, lubricating and hydraulic fluids used in the operation and maintenance of the Real Property are found in the utility areas of the Real Property not generally accessible to Real Property occupants or the public. Many Building occupants use copy machines and printers with associated fluids and toners, and pens, markers, inks, and office equipment that may contain hazardous substances. Certain adhesives, paints and other construction materials and finishes used in portions of the Real Property may contain hazardous substances. Although smoking is prohibited in the public areas of the Real Property, these areas may, from time to time, be exposed to tobacco smoke. Real Property occupants and other persons entering the Real Property from time-to-time may use or carry prescription and non-prescription drugs, perfumes, cosmetics and other toiletries, and foods and beverages, some of which may contain hazardous substances. Landlord has made no special investigation of the Premises with respect to any hazardous substances.

52.                               Signage Rights.

a.      Except to the extent expressly provided in this Paragraph 52, Tenant shall not (i) place or install (or permit to be placed or installed by any Tenant Party) any signs, advertisements, logos, identifying materials, pictures or names of any type on the roof, exterior areas or Common Areas of the Building or the Real Property or in any area of the Building, Premises or Real Property which is visible from the exterior of the Building or outside of the Premises or (ii) place or install (or permit to be placed or installed by any Tenant Party) in or about any portion of the Premises any window covering (even if behind Building standard window coverings) or any other material visible from outside of the Premises or from the exterior of the Building.

b.      Subject to compliance with applicable Legal Requirements and such Building signage criteria as Landlord shall apply from time to time and subject to receipt of Landlord’s prior written consent, (i) in the case where Tenant occupies an entire floor in the Building, Tenant may place in any portion of such floor which is not visible from the exterior of the Building such identification signage as Tenant shall desire and (ii) in the case where Tenant occupies less than an entire floor in the Building, (A) Landlord shall, at Tenant’s sole cost and expense, install Building standard directional signage for the Premises, and (B) Landlord shall, at Tenant’s expense, install at the entry to the Premises signage identifying Tenant that is in compliance with Landlord’s signage program (as the same may exist from time to time), and (C) Tenant may place in any portion of the inside of the Premises not visible from the exterior of the Building or from outside of the Premises such identification signage as Tenant shall desire.  All signage described in this Paragraph 52 shall be treated as Tenant’s personal property under the provisions of Paragraph 20.a. above with respect to Tenant’s obligations at the expiration or early termination of this Lease.

53.                         Parking.

a.      The parking facility in the Building (the “Parking Facility”) consists of two (2) levels of underground parking directly beneath the Building.  Throughout the Lease term (as the same may be extended from time to time), Tenant shall be entitled to lease, on an unassigned, non-exclusive and un-labeled basis, 0.70 parking spaces for each 1,000 rentable square feet of the Premises of which one-half of the parking spaces shall be in the Parking Facility (the “Building Parking Spaces”) and one-half of the parking spaces shall be in the parking garage known as “Garage West” and located across the street from the Building (the “Garage West Parking Spaces”).   Based on the 27,831 rentable square feet of the Premises and the formulas above, Tenant is entitled to nine (9) unassigned Building Parking Spaces and ten (10) unassigned Garage West Parking Spaces.  Tenant shall pay Landlord or the operator of the Parking Facility or Garage West, as applicable and as directed by Landlord, for the parking spaces leased by Tenant hereunder at the rate or charge in effect from time to time for parking in the Parking Facility or Garage West, as applicable, for the type of space leased; provided, however, that the parking charges shall in all events be commensurate with the parking rates for comparable buildings within the vicinity of the Building.  The monthly rate for parking spaces in the Parking Facility is estimated to be $250.00 per parking space on the Commencement Date.  The monthly rate imposed by Landlord for the Garage West Parking Spaces shall be equal to the rate that is charged to Landlord by the City of Oakland for the use of such parking spaces, without mark-up.  The parking charges payable by Tenant shall include the taxes, assessments or other impositions imposed by any governmental entity in connection with Tenant’s use of the parking spaces.

Notwithstanding anything to the contrary in above, Tenant shall not be required to accept all of the parking spaces allocated to Tenant above and shall only pay for those parking spaces actually accepted by Tenant; provided, however, that those Building Parking Spaces and Garage West Parking Spaces that are allocated to Tenant above and are not leased by Tenant as of the date that is six (6) months following Tenant’s initial occupancy of the Premises shall be permanently forfeited.  Further, if Tenant releases to Landlord any of the Building Parking Spaces or Garage West Parking Spaces initially leased by Tenant under the immediately preceding sentence, Tenant’s right to such released parking space shall be permanently forfeited.

If Tenant desires additional parking spaces beyond that to which Tenant is entitled pursuant to the above, subject to availability (as determined by Landlord or the operator of the subject garage), Tenant may lease additional parking spaces in the Parking Facility or Garage West (as applicable) on a month-to-month basis.

b.      Tenant shall provide Landlord with advance written notice of the names of each individual to whom Tenant from time to time distributes Tenant’s parking rights hereunder, and shall cause each such individual to execute the standard waiver form for garage users used in the Parking  Facility or Garage West, as applicable.  If the parking charge for a particular parking space is not paid when due, and such failure continues for ten (10) days after written notice to Tenant of such failure, then in addition to any other remedies afforded Landlord under this Lease by reason of nonpayment of rent, Landlord may terminate Tenant’s rights under this Paragraph 53 as to such parking space.

c.       The unassigned parking spaces to be made available to Tenant hereunder may contain a reasonable mix of spaces for compact cars. Landlord shall take reasonable actions to ensure the availability of the parking spaces leased by Tenant, but Landlord does not guarantee the availability of those spaces at all times against the actions of other tenants of the Real Property and users of the Parking Facility or Garage West.  Without limiting the foregoing, in no event shall this Lease be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage, nor shall there be any abatement of rent hereunder (other than the parking charge paid hereunder for any parking space no longer made available), by reason of any reduction in Tenant’s parking rights hereunder by reason of Force Majeure or any other cause beyond the reasonable control of Landlord.  Access to the parking spaces to be made available to Tenant shall, at Landlord’s option, be by card, pass, bumper sticker, decal or other appropriate identification issued by Landlord, and Tenant’s right to use the Parking Facility and Garage West, as applicable, Garage is conditioned on Tenant’s abiding by and shall otherwise be subject to such reasonable rules and regulations as may be promulgated by the operator of the subject facility.  If applicable, Tenant’s employees and occupants shall only have the right to park in Tenant’s designated area(s).  Landlord shall have the right to modify, change, add to or delete the design, configuration, layout, size, ingress, egress, areas, method of operation, and other characteristics of or relating to the Parking Facility or Garage West at any time, and/or to provide for nonuse, partial use or restricted use of portions thereof.

d.      The parking rights provided to Tenant pursuant to this Paragraph 53 are provided to Tenant solely for use by officers, directors, and employees of Tenant, and Tenant’s permitted subtenants and assignees, and such rights may not otherwise be transferred, assigned, subleased or otherwise alienated by Tenant to any other type of transferee without Landlord’s prior written approval, which may be withheld in Landlord’s sole discretion.

e.       Tenant’s business visitors may park in the visitor parking provided by Landlord for the Building, on a space-available basis, upon payment of the prevailing fee for parking charged to visitors to the Building.  Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.

54.                               Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Real Property, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

55.                               Renovation of the Real Property and Other Improvements. Tenant acknowledges that portions of the Building, Real Property and/or the Other Improvements (as defined in Paragraph 47.c. above) may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  It is agreed and acknowledged that no representations respecting the condition of the Premises, the Building or the Real Property have been made by Landlord to Tenant except as specifically set forth in this Lease.  Tenant acknowledges and agrees that Landlord may alter, remodel, improve and/or renovate (collectively, the “Renovation Work”) the Building, Premises, and/or the Real Property, and in connection with any Renovation Work, Landlord may, among other things, erect scaffolding or other necessary structures in the Building or the Real Property, restrict access to portions of the Real Property, including portions of the Common Areas, or perform work in the Building and/or the Real Property.  Tenant hereby agrees that such Renovation Work and Landlord’s actions in connection with such Renovation Work shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent.  Landlord shall have no responsibility or liability to Tenant for any injury to or interference with Tenant’s business arising from any such Renovation Work, and Tenant shall not be entitled to any damages from Landlord for loss of use of the Premises, in whole or in part, or for loss of Tenant’s personal property or improvements, resulting from the Renovation Work or Landlord’s actions in connection therewith or for any inconvenience occasioned by such Renovation Work or Landlord’s actions in connection therewith.   Without limitation of the foregoing, (i) Landlord shall use commercially reasonable efforts to provide Tenant with prior notice of any Renovation Work to the Premises or any Renovation Work to the Building or Real Property that is likely to affect Tenant’s access to or use and enjoyment of the Premises, and (ii) Landlord shall use commercially reasonable customary efforts to minimize such noise and disruption to Tenant’s business during the course of any Renovation Work.

56.                               Quiet Enjoyment.  If, and so long as, Tenant pays the rent and keeps, observes and performs each and every term, covenant and condition of this Lease on the part or on behalf of

Tenant to be kept, observed and performed, Tenant shall peaceably and quietly enjoy the Premises throughout the term without hindrance by Landlord or any person lawfully claiming through or under Landlord, subject to the provisions of this Lease.

57.                               No Discrimination.  Tenant covenants by and for itself and its successors,  heirs, personal representatives and assigns and all persons claiming under or through Tenant that there shall be no discrimination against or segregation of any person or of a group of persons on account of race, color, religion, creed, sex or national origin in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the Premises nor shall Tenant or any person claiming under or through Tenant establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants or assignees of the Premises.

58.                               CASp Inspection.  As of the date of this Lease, the Premises and the Common Areas of the Real Property expected to be in Tenant’s path of travel during the Lease term, have not undergone an inspection by a Certified Access Specialist (“CASp”) regarding compliance with construction-related accessibility standards.  A CASp can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. This disclosure is made pursuant to Section 1938 of the California Civil Code.

59.                               Renewal Option.

a.      Option to Renew.  Subject to the terms of this Paragraph 59, Tenant shall have the option to renew the term of this Lease for one (1) additional term of seven (7) years, commencing upon the expiration of the initial term of the Lease.  The renewal option must be exercised, if at all, by written notice given by Tenant to Landlord not earlier than fifteen (15) months nor later than twelve (12) months, prior to the expiration of the initial term of this Lease.  Notwithstanding the foregoing, at Landlord’s election, this renewal option shall be null and void and Tenant shall have no right to renew this Lease if (i) as of the date immediately preceding the commencement of the renewal period the Tenant originally named herein (and/or an Affiliate to which this Lease has been assigned  or  all or part of the Premises has been sublet) is not in occupancy of at least seventy-five percent (75%) of the Premises then demised hereunder or does not intend to continue to occupy at least seventy-five percent (75%) of the then Premises (but intends to assign this Lease or sublet a total of more than 25% of the Premises other than to an Affiliate), or (ii) on the date Tenant exercises the option or on the date immediately preceding the commencement date of the renewal period Tenant there exists an uncured Event of Default or a breach of this Lease by Tenant that subsequently matures into an Event of Default due to Tenant’s failure to cure the breach within the applicable notice and/or cure period.

b.      Terms and Conditions.  If Tenant exercises the renewal option in accordance with Paragraph 56.a. above, then during the renewal period all of the terms and conditions set forth in this Lease as applicable to the Premises during the initial term shall apply during the renewal term, except that (i) Tenant shall have no further right to renew this Lease beyond the expiration of the renewal period, (ii) Tenant shall take the Premises in their then “as-is” state and condition, except that if fair market terms include an improvement allowance, Tenant shall receive such improvement allowance and the Monthly Rent referred to item (iii) shall take such improvement allowance into account, (iii) the Monthly Rent payable by Tenant for the Premises under paragraph 5.a. of this Lease shall (subject to the floor set forth in Paragraph 59.d. below) be the then fair market rent for the Premises based upon the terms of this Lease, as renewed (and fair market rent shall include the periodic rental increases, if any, that would be included for space leased for the period of the renewal term), and (iv) the Base Year for the renewal term shall be the calendar year in which the renewal term commences and the Base Tax Year shall be the fiscal tax year in which the renewal term commences.  For purposes of this Paragraph 59, the term “fair market rent” shall mean the rental rate that would be applicable for a lease term commencing on the commencement date of the renewal term and that would be payable in any arms’ length negotiations for the Premises in their then as-is condition, for the renewal term, which rental rate shall be established by reference to rental terms in executed leases for comparable space under primary lease (and not sublease), taking into consideration the location of the Building and such amenities as existing improvements, view, floor on which the Premises are situated and the like, situated in comparable first class office buildings in the Oakland central business district, in similar physical and economic condition as the Building, engaged in then-prevailing ordinary rental market practices with respect to tenant concessions (if any) (e.g. not offering extraordinary rental, promotional deals and other concessions to tenants in an effort to alleviate cash flow problems, difficulties in meeting loan obligations or other financial distress, or in response to a greater than average vacancy rate in a particular building) and taking into account then market concessions (including, but not limited to, any construction allowances and/or rent abatement). The fair market rent shall be mutually agreed upon by Landlord and Tenant in writing within a thirty (30) calendar day period commencing not later than six (6) months prior to commencement of the renewal period.  If Landlord and Tenant are unable to agree upon the fair market monthly rent within such thirty (30) day period, then the fair market rent shall be established by appraisal in accordance with the procedures set forth in Paragraph 59.c. below.

c.       Appraisal.  Within fifteen (15) days after the expiration of the thirty (30) day period for the mutual agreement of Landlord and Tenant as to the fair market rent, each party hereto, at its cost, shall engage a real estate broker to act on its behalf in determining the fair market rent.  The brokers each shall have at least ten (10) years’ experience with leases in comparable first class office buildings in the Oakland central business district and shall submit to Landlord and Tenant in advance for Landlord’s and Tenant’s reasonable approval the appraisal methods to be used.  If a party does not appoint a broker within said fifteen (15) day period but a broker is appointed by the other respective party, the single broker appointed shall be the sole broker and shall set the fair market rent.  If the two brokers are appointed by the parties as stated in this paragraph, such brokers shall meet promptly and attempt to set the fair market rent. If such brokers are unable to agree within thirty (30) days after appointment of the second broker, the brokers shall elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last date the two brokers are given to set the fair market rent.  Each of the parties hereto shall bear one half (1/2) the cost of appointing the third broker and of the third broker’s fee.  The third broker shall be a person who has not previously acted in any capacity for either party.

The third broker shall conduct his own investigation of the fair market rent, and shall be instructed not to advise either party of his determination of the fair market rent except as follows:  When the third broker has made his determination, he shall so advise Landlord and Tenant and shall establish a date, at least five (5) days after the giving of notice by the third broker to Landlord and Tenant, on which he shall disclose his determination of the fair market rent.  Such meeting shall take place in the third broker’s office unless otherwise agreed by the parties.  After having initialed a paper on which his determination of fair market rent is set forth, the third broker shall place his determination of the fair market rent in a sealed envelope.  Landlord’s broker and Tenant’s broker shall each set forth their determination of fair market rent on a paper, initial the same and place them in sealed envelopes.  Each of the three envelopes shall be marked with the name of the party whose determination is inside the envelope.

In the presence of the third broker, the determination of the fair market rent by Landlord’s broker and Tenant’s broker shall be opened and examined.  If the higher of the two determinations is 105% or less of the amount set forth in the lower determination, the average of the two determinations shall be the fair market rent, the envelope containing the determination of the fair market rent by the third broker shall be destroyed and the third broker shall be instructed not to disclose his determination.  If either party’s envelope is blank, or does not set forth a determination of fair market rent, the determination of the other party shall prevail and be treated as the fair market rent.  If the higher of the two determinations is more than 105% of the amount of the lower determination, the envelope containing the third broker’s determination shall be opened.  If the value determined by the third broker is the average of the values proposed by Landlord’s broker and Tenant’s broker, the third broker’s determination of fair market rent shall be the fair market rent.  If such is not the case, fair market rent shall be the rent proposed by either Landlord’s broker or Tenant’s broker which is closest to the determination of fair market rent by the third broker.

d.      Minimum Rental. Notwithstanding anything in the foregoing to the contrary, during the renewal period in no event shall the Monthly Rent under Paragraph 5 of the Lease be less than the Monthly Rent payable by Tenant (for all of the Premises leased hereunder) under Paragraphs 2.b. and 5 hereof for the calendar month immediately preceding the commencement of the renewal period.  If the fair market rent is not established prior to the commencement of the renewal period, then Tenant shall continue to pay as Monthly Rent the sum in effect for Monthly Rent as of the last day of the initial term of the Lease and, as soon as the fair market rent is determined, Tenant shall immediately pay to Landlord any deficiency in the amount paid by Tenant during such period.

60.                               Project Amenities.  As of the date hereof, Landlord intends to operate in the Building, for the common use by tenants of the Building, a conference facility, second floor roof deck, fitness center, eleven (11) on-site showers and bicycle parking (the “Project Amenities”).  While any of the Project Amenities are in operation, they shall be available for the non-exclusive use by Tenant and Tenant’s employees with the other tenants and occupants of the Building, provided that such use shall be subject to the reasonable rules and regulations for such use which may include, without limitation, charges for particular uses, and Landlord shall have to right to allocate portions of particular  Project Amenities to particular tenants.  In no event shall the foregoing prevent Landlord from making modifications to any of the Project Amenities or closing any of the Project Amenities.  The parties acknowledge that the general operation costs for the Project Amenities are included as part of the

Operating Expenses under Paragraph 7.a. above (subject to any Cost Pools that are required if any portion of the Project Amenities is limited to use by a particular tenant or tenants).

THIS LEASE IS EXECUTED by Landlord and Tenant as of the date set forth at the top of page 1 hereof.

Landlord:		Tenant:

601 CITY CENTER LLC,		CRA INTERNATIONAL, INC., a Massachusetts corporation
a Delaware limited liability company

By:	/s/ Gregg Meyer	By:	/s/ Chad M. Holmes
Name:	Gregg Meyer	Name:	Chad M. Holmes
Title:	Vice President	Title:	Chief Financial Officer, Executive Vice
President and Treasurer

EXHIBIT A

Outline of Premises

1

EXHIBIT B

RULES AND REGULATIONS

1

EXHIBIT C

Landlord’s Work

1.

1

EXHIBIT D

Form of Letter of Credit

1

EXHIBIT E

AFFILIATE WAIVER, INDEMNITY AND ACKNOWLEDGMENT

i